EXECUTION VERSION

EQUITY EXCHANGE AGREEMENT

by and among

NON-INVASIVE MONITORING SYSTEMS, INC.,

IRA FINANCIAL GROUP LLC,

IRA FINANCIAL TRUST COMPANY,

ADAM BERGMAN,

and

FRED HORNER

Dated as of December 3, 2018

SCHEDULES

SCHEDULE A	Exchange Shares
SCHEDULE B	Related Party Transactions

EXHIBITS

EXHIBIT A	Limited Liability Company Agreement of IRAFG
EXHIBIT B	Terms of Series A-1 Preferred

EQUITY EXCHANGE AGREEMENT

THIS EQUITY EXCHANGE AGREEMENT, dated as of December 3, 2018 (this “Agreement”), by and among NON-INVASIVE MONITORING SYSTEMS, INC., a Florida corporation (“NIMS”), IRA FINANCIAL TRUST COMPANY, a South Dakota trust corporation (“IRA Trust”), IRA FINANCIAL GROUP LLC, a Florida limited liability company (“IRAFG” and, together with IRA Trust, “IRA Financial”), ADAM BERGMAN (the “Majority Equityholder”) and FRED HORNER (the “Minority Equityholder” and, together with the Majority Equityholder, the “Equityholders”).

WHEREAS, the Majority Equityholder owns all of the issued and outstanding capital stock of IRA Trust (the “IRA Trust Equity”) and the Equityholders own all of the issued and outstanding membership interests of IRAFG (the “IRAFG Equity”, together with the IRA Trust Equity, the “IRA Equity”);

WHEREAS, NIMS desires to acquire from the Equityholders and the Equityholders desire to sell to NIMS, all of the issued and outstanding IRA Equity in exchange for the issuance by NIMS to the Equityholders of the Exchange Shares (the “Exchange”);

WHEREAS, the Board of Directors of NIMS (the “NIMS Board”) has approved this Agreement, and deems it advisable and in the best interests of its shareholders to consummate the Exchange, with each of IRA Trust and IRAFG becoming wholly owned subsidiaries of NIMS, on the terms and conditions set forth herein;

WHEREAS, the Equityholders, the Board of Directors of IRA Trust and the Manager of IRAFG, have approved this Agreement, and deem it in their best interests to consummate the Exchange and the transactions contemplated by this Agreement on the terms and conditions set forth herein;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Exchange and the transactions contemplated by this Agreement and also to prescribe various conditions to the Exchange;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Equityholders and certain current shareholders of NIMS are entering into lock-up agreements restricting their ability to transfer shares of NIMS Common Stock and agreeing to vote in favor of and/or execute written consents approving the Common Stock Charter Amendment, among other things (the “Lock-Up Agreements”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Exchange with respect to the IRA Trust Equity shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Exchange with respect to the IRA Equity shall qualify as transfers described in Section 351(a) of the Code, and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

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NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties intending to be legally bound hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE

Section 1.01 The Exchange. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Equityholders shall sell, convey, transfer, assign and deliver to NIMS (or a newly formed wholly owned subsidiary thereof as mutually determined by NIMS and the Majority Equityholder), free and clear of all Liens, all of the IRA Equity. In consideration of the transfer of the IRA Equity to NIMS by the Equityholders, NIMS shall issue to each of the Equityholders the percentage of the Exchange Shares set forth opposite such Equityholder’s name on Schedule A.

Section 1.02 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the closing of the Exchange (the “Closing”) will take place at 10:00 a.m., Miami time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Legal Requirements) of such conditions at such time), unless another time or date is agreed to by NIMS and the Majority Equityholder. The Closing shall be held at such location as is agreed to by NIMS and the Majority Equityholder and, by such agreement, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission, including by email attachment. At the Closing, NIMS shall issue the Exchange Shares and deliver certificates representing (or written confirmation of book entry delivery of) the Exchange Shares as provided in Section 1.01 against the delivery by the Equityholders of the IRA Equity held by each of them accompanied by duly executed customary stock powers and instruments of assignment, as applicable.

Section 1.03 Post-Exchange Operations.

(a) Board Matters. Subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, NIMS shall take all necessary corporate action to cause the following to occur as of the Closing Date: (i) the number of directors constituting the NIMS Board shall be five (5), of which the Majority Equityholder shall be entitled to designate three (3) directors (each, an “IRA Designee”) and NIMS shall be entitled to designate two (2) directors (the “NIMS Designee” and the NIMS Designees together with the IRA Designees, the “Board Designees”), in each case at any time prior to the Closing and in each case subject to such individuals’ ability and willingness to serve, (ii) the chairperson of the NIMS Board will be an IRA Designee, as designated by the Majority Equityholder at any time prior to the Closing, subject to such individual’s ability and willingness to serve, and (iii) the committees of the NIMS Board, and the chairpersons of each such committee, shall be allocated among the IRA Designees and NIMS Designees in the same approximate proportion as their respective representation on the Board of Directors, subject to such individuals’ ability and willingness to serve; provided, that the parties shall cooperate in good faith to ensure that the NIMS Board is composed of at least 50% “independent” directors (as determined by the rules of the Nasdaq) and the Audit Committee of the NIMS Board is composed of only those persons who qualify under the applicable rules of the Exchange Act and the Nasdaq to serve on the audit committee of the board of directors of a public company listed on a national securities exchange, and that one such person is an “audit committee financial expert” (as defined by Rule 407(d)(5)(ii) of Regulation S-K). If, prior to the Closing Date, any IRA Designee or any NIMS Designee becomes unable or unwilling to serve as a director on the NIMS Board, as Chairperson of the NIMS Board or as a chairperson of a committee, then a replacement for such designee shall be designated by the party originally entitled to designate such individual.

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(b) Executive Officers. The parties agree that as of or prior to the Closing Date, NIMS shall enter into an executive employment agreement with the Majority Equityholder in substantially the form reasonably satisfactory to the Majority Equityholder, pursuant to which the Majority Equityholder shall be employed as the Chief Executive Officer and President of NIMS (the “Executive Employment Agreement”). Subject to such individuals’ ability and willingness to so serve, NIMS shall take all necessary corporate action so that the Majority Equityholder and any other individuals designated in writing by the Majority Equityholder at any time prior to Closing be appointed to the NIMS senior executive officer positions specified by the Majority Equityholder, effective as of the Closing Date. If, prior to the Closing Date, any such individual(s) is(are) unwilling or unable to serve in such officer position(s) as of the Closing Date, then the Majority Equityholder shall be entitled to appoint other individual(s) to serve in such officer position(s), and NIMS shall take all necessary corporate action to effect such appointments.

(c) Limited Liability Company Agreement. On the Closing Date, NIMS, as the sole member of IRAFG, shall amend and restate the Limited Liability Company Agreement of IRAFG to read in its entirety as set forth in Exhibit A.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF IRA FINANCIAL AND THE EQUITYHOLDERS

Except as set forth in the corresponding section of the IRA Financial Disclosure Letter, each of IRA Trust, IRAFG and the Equityholders jointly and severally represents and warrants to NIMS the matters set forth in this ARTICLE II. These representations and warranties are made as of the date hereof except, if a representation or warranty in this ARTICLE II expressly states that such representation or warranty is made only as of a specified date or only as of the Closing Date, then such representation or warranty is made only as of such specified date or as of the Closing Date, as applicable.

Section 2.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power.

(i) IRA Trust (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota duly authorized and chartered by the South Dakota Department of Labor and Regulation - Division of Banking (the “Division of Banking”) to operate as a Public Trust Company, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on IRA Trust.

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(ii) IRAFG (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on IRAFG.

(b) Charter Documents.

(i) IRA Trust has delivered or made available to NIMS a true and correct copy of the Articles of Incorporation, Certificate of Incorporation and Charter of IRA Trust, each as amended to date (collectively, the “IRA Trust Charter Documents”), and each such instrument is in full force and effect. IRA Trust is not in violation of any of the provisions of the IRA Trust Charter Documents.

(ii) IRAFG has delivered or made available to NIMS a true and correct copy of the Articles of Organization and Limited Liability Company Operating Agreement of IRAFG, each as amended to date (collectively, the “IRAFG Charter Documents”), and each such instrument is in full force and effect. IRAFG is not in violation of any of the provisions of the IRAFG Charter Documents.

(c) Subsidiaries. Neither IRA Trust nor IRAFG has any Subsidiaries or owns any Equity Interests in, or any interest convertible, exchangeable or exercisable for, Equity Interests of, or other equity or voting interests of any nature in, any other Person.

Section 2.02 Capital Structure.

(a) IRA Trust. The authorized capital stock of IRA Trust consists of 100,000 shares of common stock, par value $100.00 per share (“IRA Trust Common Stock”). As of the date hereof and as of the Closing Date, 5,000 shares of IRA Trust Common Stock were issued and outstanding, constituting all of the IRA Trust Equity and comprising the only issued and outstanding Equity Interests in IRA Trust. The Majority Equityholder is the sole record and beneficial owner of all the IRA Trust Equity. All of the IRA Trust Equity is duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Upon consummation of the Closing, NIMS will become the record and beneficial owner of 100% of the issued and outstanding Equity Interests in IRA Trust, free and clear of all Liens.

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(b) IRAFG. The IRAFG Equity consists of Class A and Class B Membership Interests (the “Membership Interests”). Section 2.02(b) of the IRA Financial Disclosure Letter sets forth, as of the date hereof, the name of each Class A and Class B Member of IRAFG and the percentage of Membership Interests owned by each such Member. The Membership Interests comprise the only issued and outstanding Equity Interests in IRAFG. All of the Membership Interests are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Upon consummation of the Closing, NIMS will become the record and beneficial owner of 100% of the issued and outstanding Equity Interests in IRAFG, free and clear of all Liens.

(c) Other Securities. Except as otherwise set forth in this Section 2.02, as of the date hereof, there are no securities, options, warrants, calls, rights, Contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which IRA Trust or IRAFG is a party or by which any of them is bound obligating IRA Trust or IRAFG to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities, or other Equity Interests of IRA Trust or IRAFG, or obligating IRA Trust or IRAFG to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. The IRA Trust Equity and IRAFG Equity have been issued and granted in compliance in all material respects with all applicable securities Legal Requirements and all other applicable Legal Requirements. There are not any outstanding Contracts of IRA Trust or IRAFG that require IRA Trust or IRAFG to repurchase, redeem or otherwise acquire any shares of capital stock of, or other Equity Interests or voting interests in, IRA Trust or IRAFG. Neither IRA Trust nor IRAFG is a party to any voting agreement with respect to the IRA Trust Common Stock or the Membership Interests, and, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to the IRA Trust Common Stock or the Membership Interests.

Section 2.03 Authority; Non-Contravention; Necessary Consent.

(a) Authority. Each of IRA Trust and IRAFG has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Exchange. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate or limited liability company action on the part of IRA Trust and IRAFG, and no other corporate or limited liability company proceedings on the part of IRA Trust or IRAFG are necessary to authorize the execution and delivery of this Agreement or to consummate the Exchange and the other transactions contemplated hereby, subject only to the filing by IRA Trust of the Change of Control Notice pursuant to South Dakota law and the approval thereof by the Division of Banking. This Agreement has been duly executed and delivered by IRA Trust and IRAFG and, assuming due execution and delivery by NIMS, constitutes a valid and binding obligation of IRA Trust and IRAFG, enforceable against each of IRA Trust and IRAFG in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

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(b) Non–Contravention. The execution and delivery of this Agreement by IRA Trust and IRAFG does not, and performance of this Agreement by IRA Trust and IRAFG will not: (i) conflict with or violate the IRA Trust Charter Documents or the IRAFG Charter Documents, (ii) subject to obtaining approval by the Division of Banking of the Change of Control Notice and compliance with the requirements set forth in Section 2.03(c), conflict with or violate any Legal Requirement applicable to IRA Trust or IRAFG or by which IRA Trust or IRAFG or any of their respective properties are bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair IRA Trust’s or IRAFG’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of IRA Trust or IRAFG pursuant to any IRA Financial Material Contract.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by IRA Trust or IRAFG in connection with the execution and delivery of this Agreement or the consummation of the Exchange and other transactions contemplated hereby, except for: (i) the filing by IRA Trust of the Change of Control Notice with the Division of Banking pursuant to South Dakota law and appropriate documents with the relevant authorities of other states in which IRA Trust and IRAFG are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or other) Legal Requirements, including, but not limited to, the approval of the Change of Control Notice by the Division of Banking pursuant to South Dakota law, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 2.03(c) of the IRA Financial Disclosure Letter and (v) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not be material, individually or in the aggregate, to IRA Trust or IRAFG. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to herein as the “IRA Financial Necessary Consents.”

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Section 2.04 Financial Statements; Internal Controls

(a) Section 2.04 of the IRA Financial Disclosure Letter includes a complete copy of the unaudited balance sheet, income statement and statement of cash flows of each of IRA Trust and IRAFG as of and for the nine (9) month period ended September 30, 2018 and the unaudited balance sheet, income statement and statement of cash flows of each of IRA Trust and IRAFG for the years ended December 31, 2016 and December 31, 2017 (collectively, the “IRA Financial Statements”). The IRA Financial Statements have been prepared on a cash basis in accordance with the books and records of each of IRA Trust and IRAFG throughout the periods indicated. Subject to the foregoing, the IRA Financial Statements present fairly the financial condition and operating results of each of IRA Trust and IRAFG as of the dates, and for the periods, indicated therein, subject to year-end adjustments (none of which, individually or in the aggregate, is material). The balance sheets as of September 30, 2018 for IRA Trust and IRAFG are referred to collectively as the “IRA Balance Sheet.”

(b) The books and records of IRA Trust and IRAFG have been maintained in accordance with sound business practices of companies of comparable size and type and, in all material respects, with all applicable Legal Requirements and reflect all material financial transactions of IRA Trust and IRAFG. Each of IRA Trust and IRAFG maintains books and records accurately reflecting, in all material respects, its assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (1) transactions are executed with management’s authorization; (2) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for each of its assets; (3) the reporting of its assets is compared with existing assets at regular intervals; and (4) accounts, notes and other receivables and inventory are recorded accurately, and procedures are implemented to effect the collection thereof on a current and timely basis.

Section 2.05 Undisclosed Liabilities. Except as disclosed in the IRA Financial Statements, since the date of IRA Balance Sheet through the date hereof, neither IRA Trust nor IRAFG has any liabilities which are, individually or in the aggregate, material to IRA Trust or IRAFG, except for (i) liabilities shown on the IRA Balance Sheet, (ii) liabilities which have arisen in the ordinary course of business since the date of IRA Balance Sheet, (iii) liabilities incurred pursuant to Contracts in effect as of the date hereof or (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereby. Neither IRA Trust nor IRAFG nor any of their respective Subsidiaries has any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 2.06 Absence of Certain Changes or Events. Except as set forth in Section 2.06 of the IRA Financial Disclosure Letter, since the date of the IRA Balance Sheet and through the date hereof, each of IRA Trust and IRAFG has not taken any actions (or entered into a binding commitment to take any actions) which, if taken on or after the date hereof, would have required the consent of NIMS pursuant to Section 5.01(b).

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Section 2.07 Taxes.

(a) Tax Returns and Audits.

(i) Each of IRA Trust and IRAFG has prepared and timely filed all material Tax Returns required to be filed relating to any and all Taxes concerning or attributable to IRA Trust or IRAFG, or its respective operations, and such Tax Returns have been completed in accordance with applicable Legal Requirements in all material respects.

(ii) Each of IRA Trust and IRAFG has paid or withheld all Taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate Taxing authority all such Taxes.

(iii) Each of IRA Trust and IRAFG has not executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Tax Return of IRA Trust or IRAFG is presently in progress, nor has IRA Trust or IRAFG been notified in writing of any request for such an audit or other examination.

(v) Neither IRA Trust nor IRAFG has any liabilities for unpaid Taxes which have not been accrued or reserved on its IRA Balance Sheet, and IRA Trust and IRAFG have not incurred any liability for Taxes since the date of IRA Balance Sheet other than in the ordinary course of business.

(vi) There are no Liens on the assets of IRA Trust or IRAFG relating to or attributable to Taxes other than Permitted Liens.

(vii) Each of IRA Trust and IRAFG is not, nor has been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii) Each of IRA Trust and IRAFG (a) has not ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (b) does not owe any amount under any Tax sharing, indemnification or allocation agreement, (c) does not have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract, or otherwise.

(ix) Neither IRA Trust nor IRAFG has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

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(x) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of IRA Financial or any of their Subsidiaries to which IRA Financial or any of their Subsidiaries is a party or by which IRA Financial or any of their Subsidiaries is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could be expected to, as a result of the Exchange, give rise directly or indirectly to the payment of any amount that would be characterized as an “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign tax law). No employee, director, consultant or other service provider of IRA Financial or any of their Subsidiaries is entitled to receive any additional gross up payment from IRA Financial or any of their Subsidiaries by reason of any taxes imposed by Section 4999 of the Code.

(xi) There is no Contract of IRA Financial or any of their Subsidiaries covering any of their Employees that, considered individually or considered collectively with any other such Contract of IRA Financial or any of their Subsidiaries, will, or would reasonably be expected to, as a result of the Exchange (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements).

Section 2.08 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 2.08(a) of the IRA Financial Disclosure Letter lists as of the date hereof (i) all IRA Financial Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of IRA Financial Registered Intellectual Property has been issued or registered and (ii) any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending or, to the Knowledge of IRA Trust or IRAFG, asserted with respect to any IRA Financial Registered Intellectual Property.

(b) Validity. All IRA Financial Intellectual Property owned by either IRA Trust or IRAFG and, to the Knowledge of each of IRA Trust and IRAFG, all IRA Financial Intellectual Property licensed by IRA Trust or IRAFG from third parties is valid and subsisting as of the date hereof, except as would not be material, individually or in the aggregate, to IRA Trust or IRAFG.

(c) Ownership. To the Knowledge of each of IRA Trust and IRAFG, as of the date hereof, IRA Trust and IRAFG own the IRA Financial Intellectual Property free and clear of Liens other than (i) Permitted Liens, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the IRA Financial IP Contracts, and (iii) Liens that would not be, individually or in the aggregate, material to IRA Trust or IRAFG. Each of IRA Trust and IRAFG has sufficient rights to use third Person Intellectual Property used by IRA Trust and IRAFG in and material to the conduct of the business of IRA Trust and IRAFG, as such third Person Intellectual Property is currently used by IRA Trust and IRAFG.

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(d) Registration. All necessary registration, maintenance and renewal fees for each material item of IRA Financial Registered Intellectual Property have been made in the U.S., and to the Knowledge of each of IRA Trust and IRAFG, in all applicable non-U.S. jurisdictions, and all necessary documents, recordations and certificates in connection with such IRA Financial Registered Intellectual Property have been filed with the relevant Governmental Entities in the U.S., and to the Knowledge of each of IRA Trust and IRAFG, in all applicable non-U.S. jurisdictions, for the purposes of prosecuting, maintaining or perfecting such IRA Financial Registered Intellectual Property.

(e) IRA Financial IP Contracts.

(i) Section 2.08(e) of the IRA Financial Disclosure Letter lists as of the date hereof all IRA Financial IP Contracts.

(ii) As of the date hereof, (A) all IRA Financial IP Contracts are in force and effect and (B) no party thereto is in material breach thereof.

(iii) The consummation of the Exchange will not result in the breach or other violation of any IRA Financial IP Contract that would allow any other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof.

(iv) Following the Closing Date, IRA Trust and IRAFG, as applicable, will be permitted to exercise all of the rights under all IRA Financial IP Contracts (including, without limitation, the right to receive royalties), to the same extent each of IRA Trust and IRAFG, as applicable, would have been able to had the Exchange not occurred and without being required to pay any material additional amounts or consideration other than fees, royalties or payments which IRA Trust or IRAFG would otherwise be required to pay had the Exchange not occurred.

(v) The Exchange will not result in any IRA Financial Intellectual Property or the IRA Financial Business being subject to any non-compete or other restriction on its use or operation.

(f) No Infringement. To the Knowledge of each of IRA Trust and IRAFG, neither the IRA Trust Business nor the IRAFG Business infringes or misappropriates the Registered Intellectual Property of any third Person or, to the Knowledge of each of IRA Trust and IRAFG, constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction.

(g) No Notice of Infringement. Neither IRA Trust nor IRAFG has received written notice from any third Person that the IRA Trust Business or IRAFG Business infringes or misappropriates the Intellectual Property of such third Person or constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction.

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(h) No Third Party Infringement. To the Knowledge of each of IRA Trust and IRAFG, no Person is infringing or misappropriating any IRA Financial Intellectual Property.

Section 2.09 Compliance. Neither IRA Trust nor IRAFG is in any material respect in conflict with, or in default or in violation of, any Legal Requirement applicable to IRA Trust or IRAFG or by which each of IRA Trust and IRAFG or any of its businesses or properties is bound or affected, including, Legal Requirements relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, government contracting, antikickback compliance, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. There is no judgment, injunction, order or decree binding upon IRA Trust or IRAFG which has or would reasonably be expected to have the effect of prohibiting or materially impairing the IRA Trust Business or the IRAFG Business or the parties’ ability to consummate the transactions contemplated herein.

Section 2.10 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of IRA Trust or IRAFG, threatened against IRA Trust or IRAFG, before any court, governmental department, commission, agency, instrumentality or authority, including any such claims, suits, actions or proceedings seeking to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 2.11 Employee Plans.

(a) Schedule. Section 2.11(a) of the IRA Financial Disclosure Letter sets forth a complete and correct list as of the date hereof of each IRA Financial Employee Plan and each IRA Financial Employee Agreement for each of IRA Trust and IRAFG. Neither IRA Financial nor any ERISA Affiliates of either IRA Trust or IRAFG has any commitment to establish any new IRA Financial Employee Plan or IRA Financial Employee Agreement, to materially modify any IRA Financial Employee Plan or IRA Financial Employee Agreement (except to the extent required by applicable Legal Requirements or to conform any such IRA Financial Employee Plan or IRA Financial Employee Agreement to any Legal Requirements or as required by this Agreement), or to adopt or enter into any IRA Financial Employee Plan or IRA Financial Employee Agreement.

(b) Documents. Each of IRA Trust and IRAFG has provided or made available to NIMS true, correct and complete copies of: (i) all documents embodying each IRA Financial Employee Plan and each IRA Financial Employee Agreement, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each IRA Financial Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each IRA Financial Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each IRA Financial Employee Plan; (iv) if the IRA Financial Employee Plan is funded, the most recent annual and periodic accounting of the IRA Financial Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each IRA Financial Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) the three (3) most recent plan years discrimination tests for each IRA Financial Employee Plan for which such test is required; and (viii) all material written correspondence relating to any audit, investigation or correction associated with any IRA Financial Employee Plan.

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(c) Benefit Plan Compliance. In all material respects, each IRA Financial Employee Plan and IRA Financial Employee Agreement has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any IRA Financial Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each IRA Financial Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any IRA Financial Employee Plan. There are no current actions, suits or claims pending, or, to the Knowledge of IRA Trust and IRAFG, threatened or reasonably anticipated (other than routine claims for benefits) against any IRA Financial Employee Plan or against the assets of any IRA Financial Employee Plan that would reasonably be expected to result in material liability to IRA Financial. To the Knowledge of IRA Trust and IRAFG, no event has occurred and no condition exists that would subject IRA Financial, either directly or by reason of their affiliation with any ERISA Affiliate, to any Tax, fine, encumbrance, penalty or other liability imposed by ERISA, the Code or other applicable Legal Requirements that would reasonably be expected to result in material liability to IRA Trust or IRAFG.

(d) No Pension or Welfare Plans. No IRA Financial Employee Plan is (i) a Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; (ii) a Multiemployer Plan; (iii) a “multiple employer plan” as defined in ERISA or the Code; (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or is funded through a trust intended to be exempt from federal income Tax pursuant to Section 501(c)(9) of the Code; or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA). No IRA Financial Employee Plan or IRA Financial Employee Agreement provides health benefits that are not fully insured through an insurance contract.

(e) No Post-Employment Obligations. Except as set forth in Section 2.11(e) of the IRA Financial Disclosure Letter, no IRA Financial Employee Plan or IRA Financial Employee Agreement provides, or reflects or represents any material liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or other applicable Legal Requirements.

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(f) Effect of Transaction. Except as set forth on Section 2.11(f) of the IRA Financial Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any IRA Financial Employee Plan or IRA Financial Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee of IRA Trust or IRAFG.

(g) Employment Matters. Neither IRA Trust nor IRAFG is in conflict with, or in default under or in violation of, any applicable foreign, federal, state and local Legal Requirements, or collective bargaining agreements or arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be material, individually or in the aggregate, to IRA Trust or IRAFG.

(h) Labor. Neither IRA Trust nor IRAFG is a party to any collective bargaining agreement or union contract with respect to IRA Financial Employees and no collective bargaining agreement is being negotiated by IRA Trust or IRAFG. There is no labor dispute, strike or work stoppage against IRA Trust or IRAFG pending or, to the Knowledge of IRA Trust and IRAFG, threatened or reasonably anticipated. As of the date hereof, there are no actions, suits, claims, or proceedings pending, or, to the Knowledge of IRA Trust and IRAFG, threatened against IRA Trust or IRAFG, relating to any labor, safety or discrimination matters involving any IRA Financial Employee, including, without limitation, charges of material unfair labor practices or discrimination complaints.

(i) Section 409A. Each IRA Financial Employee Plan or IRA Financial Employee Agreement which is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) complies in all material respects with the requirements of paragraph (2), (3) and (4) of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements.

(j) Affordable Care Act. IRA Trust, IRAFG, all ERISA Affiliates of either IRA Trust or IRAFG and any applicable IRA Financial Employee Plan have at all times complied in all material respects with all provisions of the Patient Protection and Affordable Care Act, also referred to as the Affordable Care Act, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Code Section 4980H and related regulations), or the payment of the applicable penalty, and the applicable employer information reporting provisions under Code Section 6055 and Code Section 6056 and related regulations.

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(k) Contributions. All contributions, reimbursements, premiums and other payments (including all employer contributions and employee salary reduction contributions) required to have been made under or with respect to each IRA Financial Employee Plan or IRA Financial Employee Agreement as of or prior to the date hereof have been made on or before their due dates in accordance with applicable Legal Requirements and the terms of such IRA Financial Employee Plan or IRA Financial Employee Agreement, and all such contributions, reimbursements, premiums and other payments that are not required to have been so made as of or prior to the date hereof, but that will be required to be made have been properly accrued and reflected on the IRA Financial Statements.

Section 2.12 Real Property. Neither IRA Trust nor IRAFG owns any real property. Section 2.12 of the IRA Financial Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from IRA Trust and IRAFG (the “IRA Financial Leased Real Property”). IRA Trust and IRAFG have provided or otherwise made available to NIMS true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the IRA Financial Leased Real Property, including all amendments, terminations and modifications thereof (the “IRA Financial Leases”). There is not, under any of the IRA Financial Leases, any material default by IRA Trust or IRAFG, nor, to the Knowledge of IRA Trust and IRAFG, by and other party thereto. There are no other parties occupying, or with a right to occupy, the IRA Financial Leased Real Property other than IRA Trust and IRAFG. The IRA Financial Leased Real Property is in operating condition (normal wear and tear excepted).

Section 2.13 Assets. With respect to the machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by IRA Trust and IRAFG, each of IRA Trust and IRAFG, respectively, owns, or has a valid leasehold interest in, all such assets free and clear of all Liens, except Permitted Liens, and such assets are in good operating condition (normal wear and tear excepted). The assets owned or leased by IRA Trust and IRAFG, respectively, constitute all of the personal property reasonably necessary for IRA Trust and IRAFG to carry on its business as currently conducted. For purposes of clarity, this Section 2.13 does not relate to real property (such items being the subject of Section 2.12) or Intellectual Property (such items being the subject of Section 2.08).

Section 2.14 Environmental Matters. Except as would not reasonably be expected to result in a material liability to IRA Trust or IRAFG, (i) each of IRA Trust and IRAFG is in compliance with all Environmental Laws; (ii) neither IRA Trust nor IRAFG has received any written notice of any claim or order alleging IRA Trust or IRAFG’s violation of, or liability under any Environmental Law which has not heretofore been cured; and (iii) there is no action or proceeding pending, or to the Knowledge of IRA Trust and IRAFG, threatened against IRA Trust or IRAFG alleging IRA Trust’s or IRAFG’s failure to comply with Environmental Laws. The parties agree that the only representations and warranties of IRA Trust and IRAFG in this Agreement which relate to Environmental Laws or Hazardous Materials are those contained in this Section 2.14.

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Section 2.15 Contracts.

(a) Schedule. Section 2.15(a) of the IRA Financial Disclosure Letter sets forth a list of all IRA Financial Material Contracts to which either IRA Trust or IRAFG is a party or by which either is bound as of the date hereof.

(b) No Breach. Each IRA Financial Material Contract is a legal, valid, binding agreement, and all IRA Financial Material Contracts are enforceable against IRA Trust or IRAFG, as applicable, and, to the Knowledge of IRA Trust and IRAFG, against the other parties thereto except in each case (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither IRA Trust nor IRAFG has materially violated any provision of any IRA Financial Material Contract, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of any IRA Financial Material Contract.

Section 2.16 Insurance. Each of IRA Trust and IRAFG maintains insurance policies providing coverage described on Section 2.16 of the IRA Financial Disclosure Letter. All of such policies are in full force and effect, and neither IRA Trust nor IRAFG is in default with respect to any material provision of any of such policies. Neither IRA Trust nor IRAFG has received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it or to materially increase the premiums therefor. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and each of IRA Trust and IRAFG is otherwise in compliance with the terms of such policies and bonds.

Section 2.17 Brokers’ and Finders’ Fees; Fees and Expenses. IRA Financial has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

Section 2.18 Broker Dealer Matters. Neither IRA Trust nor IRAFG is, or has ever been, (i) a broker-dealer (whether or not required to be registered as a broker-dealer with the SEC pursuant to Section 15 of the Exchange Act or pursuant to the laws administered by any other Governmental Entity) or (ii) an investment adviser required to be registered with the SEC or any other Governmental Entity.

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Section 2.19 No Other Representations or Warranties. Except for the representations and warranties in this ARTICLE II and ARTICLE III, neither IRAFG, IRA Trust nor any Person on behalf of either of them or any of their Affiliates makes any express or implied representation or warranty with respect to IRAFG, IRA Trust or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise) or any information regarding any of the foregoing. Neither IRAFG, IRA Trust nor any Person on behalf of either of them or any of their Affiliates makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan or other information regarding IRAFG or IRA Trust, notwithstanding the delivery or disclosure to NIMS or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties in this ARTICLE II and ARTICLE III, any other information provided or made available to NIMS or its Affiliates or representatives in connection with the transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to any of them in “data rooms,” management presentations or due diligence sessions in expectation of the transactions contemplated by this Agreement or otherwise), and NIMS acknowledges and agrees with the foregoing. Each of IRAFG and IRA Trust acknowledges that NIMS has not made any representations and warranties other than those that are expressly set forth in ARTICLE IV.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

Except as set forth in the corresponding section of the Equityholders Disclosure Letter, each Equityholder severally represents and warrants to NIMS the matters set forth in this ARTICLE III. These representations and warranties are made as of the date hereof except if a representation or warranty in this ARTICLE III expressly states that such representation or warranty is made only as of a specified date or only as of the Closing Date, then such representation or warranty is made only as of such specified date or as of the Closing Date, as applicable.

Section 3.01 Title. Such Equityholder owns good, valid and marketable title to the IRA Equity held thereby, free and clear of any and all Liens. Upon delivery of the IRA Equity of such Equityholder to NIMS on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such IRA Equity and good, valid and marketable title to such IRA Equity, free and clear of all Liens, will pass to NIMS.

Section 3.02 Authority; Non-Contravention; Necessary Consent.

(a) Authority. Such Equityholder has all requisite legal power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Exchange. This Agreement has been duly executed and delivered by such Equityholder and, assuming due execution and delivery by the other Equityholder, NIMS and IRA Financial, constitutes a valid and binding obligation of such Equityholder, enforceable against such Equityholder in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

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(b) Non–Contravention. The execution and delivery of this Agreement by such Equityholder does not, and performance of this Agreement by such Equityholder will not: (i) conflict with or violate any Legal Requirement applicable to such Equityholder or by which such Equityholder or any of its properties are bound or affected, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair such Equityholder’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of such Equityholder pursuant to any Equityholder Contract.

Section 3.03 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of such Equityholder, threatened against such Equityholder, before any court, governmental department, commission, agency, instrumentality or authority, including any such claims, suits, actions or proceedings seeking to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 3.04 Brokers’ and Finders’ Fees. Such Equityholder has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

Section 3.05 Securities Law Matters; Investment Intent.

(a) The NIMS Common Stock that is to be issued in connection with this Agreement to the Equityholders is being acquired by each of the Equityholders for his own account, for investment and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the NIMS Common Stock will not be disposed of by the Equityholders in contravention of the Securities Act or any applicable state securities laws.

(b) Each of the Equityholders is an “accredited investor” as defined in Rule 501(a) under the Securities Act, possessing such knowledge and experience in financial and business matters and sophistication, as an investor, adequate for the evaluation of the merits and risks of its investment in the NIMS Common Stock and to make an informed investment decision. Each of the Equityholders acknowledges that an investment in NIMS Common Stock involves risks and uncertainties and the value of any such investment could decline or become worthless.

(c) Each of the Equityholders has received and reviewed NIMS’ most recent annual report on Form 10-K and each of its quarterly reports on Form 10-Q and current reports on Form 8-K filed subsequently to the filing of such Form 10-K, has had an opportunity to ask questions and receive answers concerning NIMS and the NIMS Common Stock and has had full access to such other information concerning NIMS and the NIMS Common Stock as each of the Equityholders has requested or which has otherwise been filed by NIMS with the SEC.

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(d) Each of the Equityholders understands that NIMS is relying on such representations set forth herein in respect of the offer and sale of the NIMS Common Stock pursuant to this Agreement.

(e) The shares of NIMS Common Stock issued to the Equityholders pursuant to this Agreement will not be registered under the Securities Act or the securities laws of any other jurisdiction, and each certificate evidencing any such shares of NIMS Common Stock shall bear a restrictive legend substantially in the following form:

THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF IRA FINANCIAL, INC., A FLORIDA CORPORATION (THE “COMPANY”), EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 3.06 No Other Representations or Warranties. Except for the representations and warranties in ARTICLE II and this ARTICLE III, neither of the Equityholders nor any Person on behalf of either of them or any of their Affiliates makes any express or implied representation or warranty with respect to either of the Equityholders, IRAFG, IRA Trust or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise) or any information regarding any of the foregoing. Neither of the Equityholders nor any Person on behalf of either of them or any of their Affiliates makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan or other information regarding IRAFG or IRA Trust, notwithstanding the delivery or disclosure to NIMS or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties in ARTICLE II and this ARTICLE III, any other information provided or made available to NIMS or its Affiliates or representatives in connection with the transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to any of them in “data rooms,” management presentations or due diligence sessions in expectation of the transactions contemplated by this Agreement or otherwise), and NIMS acknowledges and agrees with the foregoing. Each of the Equityholders acknowledges that NIMS has not made any representations and warranties other than those that are expressly set forth in ARTICLE IV.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF NIMS

Except as set forth in the corresponding section of the NIMS Disclosure Letter or in the NIMS SEC Reports (excluding any disclosures set forth in any risk factor section or in any other section to the extent such disclosures are forward-looking statements), NIMS represents and warrants to IRA Financial and the Equityholders the matters set forth in this ARTICLE IV. These representations and warranties are made as of the date hereof except if a representation or warranty in this ARTICLE IV expressly states that such representation or warranty is made only as of a specified date or only as of the Closing Date, then such representation or warranty is made only as of such specified date or as of the Closing Date, as applicable.

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power; Subsidiaries. NIMS and each of its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on NIMS.

(b) Charter Documents. NIMS has delivered or made available to IRA Financial and the Equityholders a true and correct copy of the Articles of Incorporation and Bylaws of NIMS, each as amended to date (collectively, the “NIMS Charter Documents”) and (ii) the Articles of Incorporation and Bylaws, or like organizational documents (collectively, “NIMS Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. NIMS is not in violation of any of the provisions of the NIMS Charter Documents and each of its Subsidiaries is not in violation of its respective NIMS Subsidiary Charter Documents.

(c) Subsidiaries. Section 4.01(c) of the NIMS Disclosure Letter sets forth each Subsidiary of NIMS as of the date hereof. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by NIMS, a wholly owned Subsidiary of NIMS, or NIMS and another wholly-owned Subsidiary of NIMS, free and clear of all Liens, except for Permitted Liens, and are duly authorized, validly issued, full paid and nonassessable. Other than the Subsidiaries of NIMS, neither NIMS nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

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Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of NIMS consists of 400,000,000 shares of common stock, par value $0.01 per share (“NIMS Common Stock”) and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share (“NIMS Preferred Stock” and together with NIMS Common Stock, “NIMS Capital Stock”), of which, as of the date hereof, 10,450 shares have been designated as Series B Preferred Stock, 64,000 shares have been designated as Series C Preferred Stock and 1,000 shares have been designated as Series D Preferred Stock. As of the date hereof: (i) 79,007,423 shares of NIMS Common Stock were issued and outstanding and (ii) 64,930 shares of NIMS Preferred Stock were issued and outstanding, 100 of which are Series B Preferred Stock, 62,048 of which are Series C Preferred Stock and 2,782 of which are Series D Preferred Stock. All of the outstanding shares of capital stock of NIMS are, and all shares of capital stock of NIMS which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Articles of Incorporation of NIMS authorize the NIMS Board to effect the Series A-1 Preferred Designation (as defined below) without the approval of the NIMS shareholders.

(b) Other Securities. Except as otherwise set forth in this Section 4.02, as of the date hereof, there are no securities, options, warrants, calls, rights, Contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which NIMS or any of its Subsidiaries is a party or by which any of them is bound obligating NIMS or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of NIMS or any of its Subsidiaries, or obligating NIMS or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of NIMS Capital Stock and all outstanding shares of capital stock of each Subsidiary of NIMS have been issued and granted in compliance in all material respects with all applicable securities Legal Requirements and all other applicable Legal Requirements. There are not any outstanding Contracts of NIMS or any of its Subsidiaries that require NIMS or its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, NIMS or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. NIMS is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, NIMS or any of its Subsidiaries and, to the Knowledge of NIMS, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, NIMS or any of its Subsidiaries.

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Section 4.03 Authority; Non-Contravention; Necessary Consent.

(a) Authority. NIMS has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Exchange. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of NIMS, and no other corporate proceedings on the part of NIMS is necessary to authorize the execution and delivery of this Agreement or to consummate the Exchange and the other transactions contemplated hereby, subject only to the receipt of the NIMS Shareholder Approval (as defined below), approval by the NIMS Board of the Series A-1 Preferred Designation and filing of the Charter Amendment and the Series A-1 Preferred Designation in accordance with applicable Law. This Agreement has been duly executed and delivered by NIMS and, assuming due execution and delivery by IRA Financial and the Equityholders, constitutes a valid and binding obligation of NIMS, enforceable against NIMS in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b) Non–Contravention. The execution and delivery of this Agreement by NIMS does not, and performance of this Agreement by NIMS will not: (i) conflict with or violate NIMS Charter Documents or any NIMS Subsidiary Charter Documents, (ii) subject to compliance with the requirements set forth in Section 4.03(b), conflict with or violate any Legal Requirement applicable to NIMS or any of its Subsidiaries or by which NIMS or any of its Subsidiaries or any of their respective properties are bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair NIMS’s or any of its Subsidiaries’ rights or alter the rights or obligations of any Person under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of NIMS or any of its Subsidiaries pursuant to any NIMS Material Contract.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by NIMS in connection with the execution and delivery of this Agreement or the consummation of the Exchange and other transactions contemplated hereby, except for: (i) the filing by NIMS of the Information Statement with the SEC, the Charter Amendment and the Series A-1 Preferred Designation with the Secretary of State of Florida and the Change of Control Notice with the Division of Banking, and appropriate documents with the relevant authorities of other states in which NIMS or its Subsidiaries are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or other) Legal Requirements, including, but not limited to, the approval of the Change of Control Notice by the Division of Banking pursuant to South Dakota law, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 4.03(c) of the NIMS Disclosure Letter and (v) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not be material, individually or in the aggregate, to NIMS and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to herein as the “NIMS Necessary Consents.”

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Section 4.04 Financial Statements; Internal Controls.

(a) Section 4.04 of the NIMS Disclosure Letter includes a complete copy of NIMS’s audited balance sheet, income statement and statement of cash flows for the fiscal years ended July 31, 2017 and July 31, 2018 (collectively, the “NIMS Financial Statements”). The NIMS Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The NIMS Financial Statements present fairly the financial condition and operating results of NIMS and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments (none of which, individually or in the aggregate, are material). NIMS maintains a standard system of accounting established and administered in accordance with GAAP. NIMS’s audited balance sheet as of July 31, 2018, is referred to as the “NIMS Balance Sheet.”

(b) NIMS and its Subsidiaries have filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by NIMS or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2013 (as such documents have since the time of their filing been amended or supplemented, the “NIMS SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the NIMS SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules promulgated thereunder, as the case may be, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The NIMS Financial Statements complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable NIMS SEC Report.

(i) Each of the principal executive officer of NIMS and the principal financial officer of NIMS (or each former principal executive officer of NIMS and each former principal financial officer of NIMS, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the NIMS SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since January 1, 2013, neither NIMS nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

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(ii) NIMS has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. NIMS (x) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by NIMS in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to NIMS’s management as appropriate to allow timely decisions regarding required disclosure, and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting, to NIMS’s outside auditors and the audit committee of the NIMS Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect NIMS’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in NIMS’s internal control over financial reporting. Since December 31, 2012, any material weakness and any material change in internal control over financial reporting required to be disclosed in any NIMS SEC Report has been so disclosed. NIMS is in compliance in all material respects with all applicable rules and regulations of the Financial Industry Regulatory Authority (“FINRA”).

Section 4.05 Undisclosed Liabilities. Except as disclosed in the NIMS Financial Statements, since the date of NIMS Balance Sheet through the date hereof, NIMS and its Subsidiaries have no liabilities (whether or not of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP) which are, individually or in the aggregate, material to NIMS and its Subsidiaries taken as a whole, except for (i) liabilities shown on the NIMS Balance Sheet, (ii) liabilities which have arisen in the ordinary course of business since the date of NIMS Balance Sheet, (iii) liabilities incurred pursuant to Contracts in effect as of the date hereof or (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereby. Neither NIMS nor any of its Subsidiaries has any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.06 Absence of Certain Changes or Events. Since the date of the NIMS Balance Sheet and through the date hereof, NIMS and its Subsidiaries have not taken any actions (or entered into a binding commitment to take any actions) which, if taken on or after the date hereof, would have required IRA Financial’s consent pursuant to Section 5.02(b).

Section 4.07 Taxes.

(a) Tax Returns and Audits.

(i) NIMS and each of its Subsidiaries have prepared and timely filed all material Tax Returns required to be filed relating to any and all Taxes concerning or attributable to NIMS, its Subsidiaries or their respective operations, and such Tax Returns have been completed in accordance with applicable Legal Requirements in all material respects.

(ii) NIMS and each of its Subsidiaries have paid or withheld all Taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate Taxing authority all such Taxes.

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(iii) Neither NIMS nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Tax Return of NIMS or any of its Subsidiaries is presently in progress, nor has NIMS or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) Neither NIMS nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the NIMS Balance Sheet in accordance with GAAP, and neither NIMS nor any of its Subsidiaries has incurred any liability for Taxes since the date of NIMS Balance Sheet other than in the ordinary course of business.

(vi) There are no Liens on the assets of NIMS or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

(vii) Neither NIMS nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was NIMS), (b) owes any amount under any Tax sharing, indemnification or allocation agreement, (c) has any liability for the Taxes of any Person (other than NIMS or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract, or otherwise.

(viii) Neither NIMS nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of NIMS or any of its Subsidiaries to which NIMS or any of its Subsidiaries is a party or by which NIMS or any of its Subsidiaries is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could be expected to, as a result of the transactions contemplated hereby, give rise directly or indirectly to the payment of any amount that would be characterized as an “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign tax law). No employee, director, consultant or other service provider of NIMS or any of its Subsidiaries is entitled to receive any additional gross up payment from NIMS or any of its Subsidiaries by reason of any taxes imposed by Section 4999 of the Code.

(x) There is no Contract of NIMS or any of its Subsidiaries covering any of their Employees that, considered individually or considered collectively with any other such Contract of NIMS or any of its Subsidiaries, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements).

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Section 4.08 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 4.08(a) of the NIMS Disclosure Letter lists as of the date hereof (i) all NIMS Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of NIMS Registered Intellectual Property has been issued or registered and (ii) any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending or, to the Knowledge of NIMS, asserted with respect to any NIMS Registered Intellectual Property.

(b) Validity. All NIMS Intellectual Property owned by NIMS and, to the Knowledge of NIMS, all NIMS Intellectual Property licensed by NIMS from third parties is valid and subsisting as of the date hereof, except as would not be material, individually or in the aggregate, to NIMS and its Subsidiaries, taken as a whole.

(c) Ownership. To the Knowledge of NIMS, as of the date hereof, NIMS owns the NIMS Intellectual Property free and clear of Liens other than (i) Permitted Liens, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the NIMS IP Contracts, and (iii) Liens that would not be, individually or in the aggregate, material to NIMS and its Subsidiaries, taken as a whole. NIMS or its Subsidiaries has sufficient rights to use third Person Intellectual Property used by NIMS in and material to the conduct of NIMS’s or its Subsidiaries’ business, as such third Person Intellectual Property are currently used by NIMS or its Subsidiaries.

(d) Registration. All necessary registration, maintenance and renewal fees for each material item of NIMS Registered Intellectual Property have been made in the U.S., and to the Knowledge of NIMS, in all applicable non-U.S. jurisdictions, and all necessary documents, recordations and certificates in connection with such NIMS Registered Intellectual Property have been filed with the relevant Governmental Entities in the U.S., and to the Knowledge of NIMS, in all applicable non-U.S. jurisdictions, for the purposes of prosecuting, maintaining or perfecting such NIMS Registered Intellectual Property.

(e) NIMS IP Contracts.

(i) Section 4.08(e) of the NIMS Disclosure Letter lists as of the date hereof all NIMS IP Contracts.

(ii) As of the date hereof, (A) all NIMS IP Contracts are in force and effect and (B) no party thereto is in material breach thereof.

(iii) The consummation of the Exchange will not result in the breach or other violation of any NIMS IP Contract that would allow any other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof.

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(iv) Following the Closing Date, NIMS will be permitted to exercise all of its rights under all NIMS IP Contracts (including, without limitation, the right to receive royalties), to the same extent NIMS or its Subsidiaries would have been able to had the Exchange not occurred and without being required to pay any material additional amounts or consideration other than fees, royalties or payments which NIMS or its Subsidiaries would otherwise be required to pay had the Exchange not occurred.

(v) The Exchange will not result in any NIMS Intellectual Property or the NIMS Business being subject to any non-compete or other restriction on its use or operation.

(f) No Infringement. Except as set forth in Section 4.08(f) of the NIMS Disclosure Letter, to the Knowledge of NIMS, the NIMS Business does not infringe or misappropriate the Registered Intellectual Property of any third Person or, to the Knowledge of NIMS, constitute unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction.

(g) No Notice of Infringement. Neither NIMS nor any of its Subsidiaries has received written notice from any third Person that the NIMS Business infringes or misappropriates the Intellectual Property of such third Person or constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction.

(h) No Third Party Infringement. To the Knowledge of NIMS, no Person is infringing or misappropriating any NIMS Intellectual Property.

(i) Proprietary Information Agreements. NIMS and each of its Subsidiaries have taken reasonable steps to protect NIMS’ and its Subsidiaries’ rights in NIMS’ confidential information and trade secrets within NIMS Intellectual Property that it wishes to protect, except where the failure to do so would not be, individually or in the aggregate, material to NIMS and its Subsidiaries, taken as a whole.

Section 4.09 Compliance. Neither NIMS nor any of its Subsidiaries is in any material respect in conflict with, or in default or in violation of, any Legal Requirement applicable to NIMS or any of its Subsidiaries or by which NIMS or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, including, Legal Requirements relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, government contracting, antikickback compliance, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. There is no judgment, injunction, order or decree binding upon NIMS or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the NIMS Business or the parties’ ability to consummate the transactions contemplated herein.

Section 4.10 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of NIMS, threatened against NIMS or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, including any such claims, suits, actions or proceedings seeking to restrain or enjoin the consummation of the transactions contemplated hereby.

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Section 4.11 Employee Plans.

(a) Schedule. Section 4.11(a) of the NIMS Disclosure Letter sets forth a complete and correct list as of the date hereof of each NIMS Employee Plan and each NIMS Employee Agreement. Neither NIMS nor any of its ERISA Affiliates has any commitment to establish any new NIMS Employee Plan or NIMS Employee Agreement, to materially modify any NIMS Employee Plan or NIMS Employee Agreement (except to the extent required by applicable Legal Requirements or to conform any such NIMS Employee Plan or NIMS Employee Agreement to any Legal Requirements or as required by this Agreement), or to adopt or enter into any NIMS Employee Plan or NIMS Employee Agreement.

(b) Documents. NIMS has provided or made available to IRA Financial and the Equityholders true, correct and complete copies of: (i) all documents embodying each NIMS Employee Plan and each NIMS Employee Agreement, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each NIMS Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each NIMS Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each NIMS Employee Plan; (iv) if NIMS Employee Plan is funded, the most recent annual and periodic accounting of NIMS Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each NIMS Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) the three (3) most recent plan years discrimination tests for each NIMS Employee Plan for which such test is required; and (viii) all material written correspondence relating to any audit, investigation or correction associated with any NIMS Employee Plan.

(c) Benefit Plan Compliance. In all material respects, each NIMS Employee Plan and NIMS Employee Agreement has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any NIMS Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each NIMS Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any NIMS Employee Plan. There are no current actions, suits or claims pending, or, to the Knowledge of NIMS, threatened or reasonably anticipated (other than routine claims for benefits) against any NIMS Employee Plan or against the assets of any NIMS Employee Plan that would reasonably be expected to result in material liability to NIMS. No event has occurred and no condition exists that would subject NIMS, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, encumbrance, penalty or other liability imposed by ERISA, the Code or other applicable Legal Requirements that would reasonably be expected to result in material liability to NIMS.

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(d) No Pension or Welfare Plans. No NIMS Employee Plan is (i) a Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; (ii) a Multiemployer Plan; (iii) a “multiple employer plan” as defined in ERISA or the Code; (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or is funded through a trust intended to be exempt from federal income Tax pursuant to Section 501(c)(9) of the Code; or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA). No NIMS Employee Plan or NIMS Employee Agreement provides health benefits that are not fully insured through an insurance contract.

(e) No Post-Employment Obligations. Except as set forth in Section 4.11(e) of the NIMS Disclosure Letter, no NIMS Employee Plan or NIMS Employee Agreement provides, or reflects or represents any material liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(f) Effect of Transaction. Except as set forth on Section 4.11(f) of the NIMS Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any NIMS Employee Plan or NIMS Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any NIMS Employee.

(g) Employment Matters. Neither NIMS nor any of its Subsidiaries is in conflict with, or in default under or in violation of, any applicable foreign, federal, state and local Legal Requirements, or collective bargaining agreements or arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be material, individually or in the aggregate, to NIMS and its Subsidiaries, taken as a whole.

(h) Labor. NIMS is not a party to any collective bargaining agreement or union contract with respect to NIMS Employees and no collective bargaining agreement is being negotiated by NIMS or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against NIMS or any of its Subsidiaries pending or, to the Knowledge of NIMS, threatened or reasonably anticipated. As of the date hereof, there are no actions, suits, claims, or proceedings pending, or, to the Knowledge of NIMS, threatened against NIMS or any of its Subsidiaries, relating to any labor, safety or discrimination matters involving any NIMS Employee, including, without limitation, charges of material unfair labor practices or discrimination complaints.

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(i) Section 409A. Each NIMS Employee Plan or NIMS Employee Agreement which is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) complies in all material respects with the requirements of paragraph (2), (3) and (4) of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements.

(j) Affordable Care Act. NIMS, all ERISA Affiliates of NIMS and any applicable NIMS Employee Plan have at all times complied in all material respects with all provisions of the Patient Protection and Affordable Care Act, also referred to as the Affordable Care Act, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Code Section 4980H and related regulations), or the payment of the applicable penalty, and the applicable employer information reporting provisions under Code Section 6055 and Code Section 6056 and related regulations.

(k) Contributions. All contributions, reimbursements, premiums and other payments (including all employer contributions and employee salary reduction contributions) required to have been made under or with respect to each NIMS Employee Plan or NIMS Employee Agreement as of or prior to the date hereof have been made on or before their due dates in accordance with applicable Legal Requirements and the terms of such NIMS Employee Plan or NIMS Employee Agreement, and all such contributions, reimbursements, premiums and other payments that are not required to have been so made as of or prior to the date hereof, but that will be required to be made have been properly accrued and reflected on the NIMS Financial Statements.

Section 4.12 Real Property. Neither NIMS nor any of its Subsidiaries own any real property. Section 4.12 of the NIMS Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from NIMS or its Subsidiaries (the “NIMS Leased Real Property”). NIMS and its Subsidiaries have provided or otherwise made available to IRA Financial and the Equityholders true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the NIMS Leased Real Property, including all amendments, terminations and modifications thereof (the “NIMS Leases”). There is not, under any of the NIMS Leases, any material default by NIMS or any of its Subsidiaries, nor, to the Knowledge of NIMS, by and other party thereto. There are no other parties occupying, or with a right to occupy, the NIMS Leased Real Property other than NIMS or any of its Subsidiaries. The NIMS Leased Real Property is in operating condition (normal wear and tear excepted).

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Section 4.13 Assets. With respect to the machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by NIMS or any of its Subsidiaries, NIMS owns, or has a valid leasehold interest in, all such assets free and clear of all Liens, except Permitted Liens, and such assets are in good operating condition (normal wear and tear excepted). The assets owned or leased by NIMS constitute all of the personal property reasonably necessary for NIMS to carry on its business as currently conducted. For purposes of clarity, this Section 4.13 does not relate to real property (such items being the subject of Section 4.12) or Intellectual Property (such items being the subject of Section 4.08).

Section 4.14 Environmental Matters. Except as would not reasonably be expected to result in a material liability to NIMS and its Subsidiaries, taken as a whole, (i) NIMS and each of its Subsidiaries is in compliance with all Environmental Laws; (ii) NIMS and its Subsidiaries have not received any written notice of any claim or order alleging NIMS’s or any of its Subsidiaries’ violation of, or liability under any Environmental Law which has not heretofore been cured; and (iii) there is no action or proceeding pending, or to the Knowledge of NIMS, threatened against NIMS or its Subsidiaries alleging NIMS’s or its Subsidiaries’ failure to comply with Environmental Laws. The parties agree that the only representations and warranties of NIMS in this Agreement which relate to Environmental Laws or Hazardous Materials are those contained in this Section 4.14.

Section 4.15 Contracts.

(a) Schedule. Section 4.15(a) of the NIMS Disclosure Letter sets forth a list of all NIMS Material Contracts to which NIMS or any of its Subsidiaries is a party or is bound by as of the date hereof.

(b) No Breach. Each NIMS Material Contract is a legal, valid, binding agreement, and all NIMS Material Contracts are enforceable against NIMS and, to the Knowledge of NIMS, against the other parties thereto except in each case (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither NIMS nor any of its Subsidiaries has materially violated any provision of any NIMS Material Contract, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of any NIMS Material Contract.

Section 4.16 FDA Compliance.

(a) Except as set forth in Section 4.16(a) of the NIMS Disclosure Letter, the operation of the NIMS Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of NIMS Products, is and, during the three (3) year period ending on the date hereof has been, in material compliance with all applicable Legal Requirements and NIMS Permits.

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(b) Except as set forth in Section 4.16(b) of the NIMS Disclosure Letter, during the three (3) year period ending on the date hereof, NIMS has not had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of NIMS, requests or requirements to make changes to NIMS Products that if not complied with would reasonably be expected to result in a material liability to NIMS, or similar correspondence or written notice from the FDA or other Governmental Entity in respect of the NIMS Business and alleging or asserting noncompliance with any applicable Legal Requirements, NIMS Permits or such requests or requirements of a Governmental Entity, and, to the Knowledge of NIMS, neither the FDA nor any Governmental Entity is considering such action.

(c) Each of NIMS and its Subsidiaries has all Permits necessary to conduct its business as presently conducted, including all such Permits required by the FDA or any other Governmental Entity, except those Permits the absence of which, individually or in the aggregate, is not material to NIMS and its Subsidiaries, taken as a whole (collectively, “NIMS Permits”). All such Permits are valid and in full effect, and no suspension, revocation or termination of any such Permit is pending or, to the knowledge of NIMS, threatened, except for such noncompliance, suspensions or cancellations with respect to such Permits that, individually or in the aggregate, are not material to NIMS and its Subsidiaries, taken as a whole.

(d) To the Knowledge of NIMS, neither NIMS nor any Subsidiaries is the subject of any pending or threatened investigation in respect of NIMS or NIMS Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(e) Neither the NIMS, nor to the knowledge of the NIMS, any officer, employee, consultants, contractors, clinical investigators or agent of NIMS or its Subsidiaries has been (i) debarred, or convicted of any crime that would reasonably be expected to result in debarment, under 21 U.S.C. Section 335a or any similar state or foreign Legal Requirement or (ii) excluded, or convicted of any crime that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a–7, or in each case any similar state or foreign applicable Legal Requirement.

(f) Neither NIMS nor any of its Subsidiaries, nor, to the knowledge of the NIMS, any of their respective managers, directors, officers, agents, or employees acting on behalf of or in the name of NIMS or any of its Subsidiaries have, in any way: (i) offered or used any corporate funds for any unlawful contribution to any political campaign or activity; (ii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable equivalent Legal Requirements concerning bribing a foreign public official and the accuracy of books and records; or (iii) offered or given any bribe, kickback or other payment or remuneration to any healthcare professional in violation of applicable Legal Requirements.

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Section 4.17 Insurance. NIMS maintains insurance policies providing coverage described on Section 4.17 of the NIMS Disclosure Letter. All of such policies are in full force and effect, and NIMS is not in default with respect to any material provision of any of such policies. NIMS has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it or to materially increase the premiums therefor. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and NIMS is otherwise in compliance with the terms of such policies and bonds.

Section 4.18 Takeover Statutes. The NIMS Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Sections 607.0901 and 607.0902 of the Florida Business Corporation Act, to the extent applicable. To the Knowledge of NIMS, no other takeover statute is applicable to the Exchange or the other transactions contemplated by this Agreement.

Section 4.19 Brokers’ and Finders’ Fees; Fees and Expenses. NIMS has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

Section 4.20 No Other Representations or Warranties. Except for the representations and warranties in this Article IV, neither NIMS nor any Person on behalf of it or any of its Affiliates makes any express or implied representation or warranty with respect to NIMS, its Affiliates or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise) or any information regarding any of the foregoing. Neither NIMS nor any Person on behalf of it or any of its Affiliates makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan or other information regarding NIMS, notwithstanding the delivery or disclosure to IRAFG, IRA Trust, the Equityholders or any of their Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties in this Article IV, any other information provided or made available to the IRAFG, IRA Trust, the Equityholders or their Affiliates or representatives in connection with the transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to any of them in “data rooms,” management presentations or due diligence sessions in expectation of the transactions contemplated by this Agreement or otherwise), and each of IRAFG, IRA Trust and the Equityholders acknowledges and agrees with the foregoing. NIMS acknowledges that none of IRAFG, IRA Trust and the Equityholders has made any representations and warranties other than those that are expressly set forth in Article II and Article III, as applicable.

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ARTICLE V.
COVENANTS

Section 5.01 Covenants of IRA Financial. From and after the date of this Agreement until the Closing Date, each of IRA Trust and IRAFG jointly and severally covenants and agrees that (except as expressly contemplated or permitted by this Agreement, as set forth in Section 5.01 of the IRA Financial Disclosure Letter, as required by Legal Requirements, or to the extent that NIMS shall otherwise previously consent in writing, such consent not to be unreasonably withheld or delayed):

(a) Ordinary Course. Each of IRA Trust and IRAFG shall, and the Equityholders shall cause each of IRA Trust and IRAFG to, conduct its business in the ordinary course of business consistent with past practice in all material respects. Without limiting the generality of the foregoing, each of IRA Trust and IRAFG shall, and the Equityholders shall cause each of IRA Trust and IRAFG to, use reasonable best efforts to preserve intact its present business organizations, to maintain in effect all existing Permits and to timely submit renewal applications (as applicable), subject to prudent management of workforce and business needs, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to preserve its relationships with Governmental Entities, customers and suppliers and others having significant business dealings with them and to comply with all applicable Legal Requirements, orders and Permits of all Governmental Entities.

(b) Negative Covenants. Each of IRA Trust and IRAFG shall not, and the Equityholders shall cause each of IRA Trust and IRAFG not to, do any of the following or agree to do any of the following:

(i) Cause, permit or propose any amendments to the IRA Trust Charter Documents or IRAFG Charter Documents;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock other than cash distributions made in the ordinary course of business, which in no event shall cause the Target Cash Amount to be unsatisfied;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of IRA Trust Common Stock or Membership Interests, or any securities convertible into shares of IRA Trust Common Stock or Membership Interests, or subscriptions, rights, warrants or options to acquire any shares of IRA Trust Common Stock or Membership Interests or any securities convertible into shares of IRA Trust Common Stock or Membership Interests, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

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(v) (A) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business or (B) otherwise make any capital expenditure, or commit to make any capital expenditure, which in any one case exceeds $100,000 or capital expenditures which in the aggregate exceed $250,000;

(vi) Sell, lease, transfer, license, mortgage, pledge, permit to become subject to Liens or otherwise dispose of any properties or assets of IRA Financial except for licenses of any IRA Financial Intellectual Property in the ordinary course of business, and having no material support, maintenance or service obligation, other than those obligations that are terminable by IRA Trust or IRAFG on no more than ninety (90) days’ notice without liability or financial obligation to IRA Trust or IRAFG;

(vii) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, in excess of a principal amount of $200,000 in the aggregate, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of IRA Trust or IRAFG, guarantee any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than employee loans or advances made in the ordinary course of business or loans in the ordinary course of business between IRAFG and IRA Trust;

(ix) (A) amend, modify or terminate, or waive, release or assign any rights under, any IRA Financial Material Contract, or (B) enter into any Contract which, if in effect on the date hereof, would have been required to be disclosed as an IRA Financial Material Contract other than in the ordinary course of business, consistent with past practice;

(x) Enter into any agreement, contract or commitment material to the business, results of operation or financial condition of IRA Trust and IRAFG other than in the ordinary course of business, consistent with past practice;

(xi) Waive or release any material right or claim of IRA Trust or IRAFG, including any write-off or other compromise of any material account receivable, or otherwise discharge any material liability of IRA Trust or IRAFG except as contemplated in the IRA Financial Balance Sheet;

(xii) Cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of IRA Trust or IRAFG other than in the ordinary course of business, consistent with past practice;

(xiii) Enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or materially alter, amend or modify, or violate or terminate any of the terms of any IRA Financial Lease;

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(xiv) Commence or settle any material lawsuit, threat of any lawsuit or proceeding or other investigation by or against either IRA Trust or IRAFG other than to enforce or preserve its rights under this Agreement;

(xv) Grant any exclusive license (including a sublicense) under any IRA Financial Intellectual Property;

(xvi) Except as required by GAAP or in connection with preparing GAAP compliant financial statements, make any change in its methods or principles of accounting;

(xvii) Make any Tax election (other than elections made in connection with the filing of federal and state Tax returns by IRA Trust and IRAFG, which elections will not, individually or in the aggregate, materially increase the Tax liability of IRA Trust or IRAFG) or Tax accounting method change, settle or compromise any material income Tax liability or consent to any extension or waiver of any limitation period with respect to any Tax;

(xviii) Other than pursuant to agreements outstanding on the date hereof, or as may be required by applicable Legal Requirements, adopt or amend any employee benefit plan, policy or arrangement, or stock option plan, or enter into any employment contract or collective bargaining agreement, or pay any bonus or special remuneration (cash, equity or otherwise) to any director or employee (including rights to severance or indemnification) of its directors, officers, employees or consultants other than, solely in the case of non-officer employees and consultants, in the ordinary course of business, consistent with past practice;

(xix) Other than pursuant to agreements, policies, or arrangements outstanding or existing on the date hereof, or as may be required by applicable Legal Requirements, grant any severance or termination pay (cash, equity or otherwise) to any officer, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(xx) Hire or terminate any Employee, or increase or make any other change that would result in materially increased cost to IRA Trust or IRAFG to the salary, wage rate, employment status, title or other compensation (including equity-based compensation) payable or to become payable by IRA Trust or IRAFG to any IRA Financial Employee;

(xxi) Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of itself; or

(xxii) Take, commit, or agree in writing or otherwise to take, any of the actions described in each of the above clauses of this Section 5.01(b).

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Section 5.02 Covenants of NIMS. From and after the date of this Agreement until the Closing Date, NIMS covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in Section 5.02 of the NIMS Disclosure Letter, for transactions solely involving NIMS and one or more of its direct or indirect wholly owned Subsidiaries or between two or more direct or indirect wholly owned Subsidiaries of NIMS, as required by Legal Requirements, or to the extent that IRA Trust or IRAFG shall otherwise previously consent in writing, such consent not to be unreasonably withheld or delayed):

(a) Ordinary Course. NIMS and each of its Subsidiaries shall conduct their businesses in the ordinary course of business consistent with past practice in all material respects. Without limiting the generality of the foregoing, NIMS and its Subsidiaries shall use reasonable best efforts to preserve intact their present business organizations, to maintain in effect all existing Permits and to timely submit renewal applications (as applicable), subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to preserve their relationships with Governmental Entities, customers and suppliers and others having significant business dealings with them and to comply with all applicable Legal Requirements, orders and Permits of all Governmental Entities.

(b) Negative Covenants. NIMS shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Cause, permit or propose any amendments to NIMS Charter Documents or any of the NIMS Subsidiary Charter Documents;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except (a) repurchases of unvested shares in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof and (b) the redemption of the Series C Preferred Stock;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock, or any securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or any securities convertible into shares of its capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than the issuance of NIMS Common Stock in respect of the Preferred Stock Conversion and the Debt Exchange;

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(v) (A) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business or (B) otherwise make any capital expenditure, or commit to make any capital expenditure;

(vi) Sell, lease, transfer, license, mortgage, pledge, permit to become subject to Liens or otherwise dispose of any properties or assets of NIMS except for licenses of any NIMS Product or NIMS Intellectual Property in the ordinary course of business, and having no material support, maintenance or service obligation, other than those obligations that are terminable by NIMS or any of its Subsidiaries on no more than ninety (90) days’ notice without liability or financial obligation to NIMS;

(vii) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of NIMS or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than of any wholly-owned Subsidiary of it);

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee loans or advances made in the ordinary course of business;

(ix) (A) amend, modify or terminate, or waive, release or assign any rights under, any NIMS Material Contract, or (B) enter into any Contract which, if in effect on the date hereof, would have been required to be disclosed as a NIMS Material Contract;

(x) Enter into any agreement, contract or commitment material to the business, results of operation or financial condition of NIMS and its Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice;

(xi) Waive or release any material right or claim of NIMS or any of its Subsidiaries, including any write-off or other compromise of any account receivable, or otherwise discharge any liability of NIMS or its Subsidiaries except as contemplated in the NIMS Balance Sheet;

(xii) Cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of NIMS or any Subsidiary;

(xiii) Enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or materially alter, amend or modify, or violate or terminate any of the terms of any NIMS Lease;

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(xiv) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against NIMS or any Subsidiary other than to enforce or preserve its rights under this Agreement;

(xv) Grant any license (including a sublicense) under any NIMS Intellectual Property except to end user customers to use NIMS Products granted in connection with the sale of NIMS Products to such end user;

(xvi) Except as required by GAAP, make any change in its methods or principles of accounting;

(xvii) Make any Tax election (other than elections made in connection with the filing of federal and state Tax returns by NIMS, which elections will not, individually or in the aggregate, materially increase the Tax liability of NIMS) or Tax accounting method change, settle or compromise any material income Tax liability or consent to any extension or waiver of any limitation period with respect to any Tax;

(xviii) Other than pursuant to agreements outstanding on the date hereof, or as may be required by applicable Legal Requirements, adopt or amend any employee benefit plan, policy or arrangement, or stock option plan, or enter into any employment contract or collective bargaining agreement, or pay any bonus or special remuneration (cash, equity or otherwise) to any director or employee (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(xix) Other than pursuant to agreements, policies, or arrangements outstanding or existing on the date hereof, or as may be required by applicable Legal Requirements, grant any severance or termination pay (cash, equity or otherwise) to any officer, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(xx) Hire or terminate any Employee, or increase or make any other change that would result in increased cost to NIMS to the salary, wage rate, employment status, title or other compensation (including equity-based compensation) payable or to become payable by NIMS or any Subsidiary to any NIMS Employee;

(xxi) Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of itself or any of its Subsidiaries; or

(xxii) Take, commit, or agree in writing or otherwise to take, any of the actions described in each of the above clauses of this Section 5.02(b).

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Section 5.03 Acquisition Proposals.

(a) No Solicitation. IRA Trust, IRAFG and NIMS each agrees that until the earlier of the Closing and the termination of this Agreement in accordance with Section 8.01, neither it nor any of its Subsidiaries nor any of the officers, managers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries), (collectively, “Representatives”) to not, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. IRA Trust, IRAFG and NIMS, and their respective Subsidiaries, will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, IRA Trust, IRAFG and NIMS each shall, subject to any existing confidentiality obligation with the party making such request or inquiry, provide the other party with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(c) Responsibility of Representatives. IRA Trust, IRAFG and NIMS each hereby agrees to be responsible for the breach of this Section 5.03 by any of its Representatives.

Section 5.04 Other Actions. Each of IRA Trust, IRAFG and NIMS shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, or (iii) any condition to the Exchange set forth in ARTICLE VII not being satisfied.

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ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Form 8-K.

(a) As promptly as practicable after the date hereof, IRA Financial and NIMS shall cooperate and work together in good faith to prepare one or more Current Reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the Exchange Act for disclosure of the transactions contemplated hereby, such Form 8-Ks to be filed by NIMS with the SEC, from time to time after the Closing, as required by applicable Legal Requirements. Such Form 8-Ks shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and shall contain all information regarding IRA Financial, NIMS and the transactions contemplated herein as would be required to be contained in a General Form for Registration of Securities on Form 10, including the consent of the independent accountants of IRA Trust and IRAFG as to the filing of IRA Trust and IRAFG’s financial statements contained therein, to the extent applicable, except that IRA Financial and NIMS shall be permitted to defer the filing of pro forma financial information to the extent permitted to do so under applicable Legal Requirements (a final draft capable of being filed with the SEC shall be referred to as the “Final Draft Form 8-K”). IRA Financial shall furnish all information concerning each of IRA Trust and IRAFG as NIMS may reasonably request in connection with the preparation of the Form 8-Ks. IRAFG, IRA Trust and NIMS each represents and warrants that the information supplied by each of them for inclusion in any Form 8-K shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Pre-Closing Information Statement. As soon as practicable following the date hereof, NIMS shall prepare and cause to be filed with the SEC an Information Statement on Schedule 14C and/or Schedule 14F-1, pursuant to Sections 14(c) and 14(f) of the Exchange Act and Rules 14c-101 and 14f-1 promulgated thereunder, respectively (collectively, the “Information Statement”), with respect to (i) amending and restating the articles of incorporation of NIMS to, among other things, (A) change the corporate name of NIMS to IRA Financial, Inc. or such other name as shall be acceptable to the Majority Equityholder and (B) provide that the holders of not less than 50% of NIMS’ voting power shall be entitled to call a special meeting of shareholders unless the bylaws establish a lower percentage requirement, which amendment and restatement shall be in form and substance as mutually agreed between NIMS and the Majority Equityholder (the “Charter Amendment”), (ii) disclosing such information as may be required in connection with the change in the majority of directors pursuant to Rule 14f-1 and (iii) any other matters as mutually determined by NIMS and the Majority Equityholder. NIMS shall promptly notify IRA Financial upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Information Statement, and shall provide IRA Financial with copies of all correspondence between NIMS and the SEC or the staff of the SEC. NIMS shall use reasonable best efforts to (i) respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Information Statement, (ii) have the Information Statement cleared by the staff of the SEC as soon as reasonably practicable after such filing and (iii) cause the Information Statement to be mailed to its shareholders as promptly as practicable thereafter. No filing of, or amendment or supplement to, the Information Statement, or response to SEC comments with respect thereto, will be made by NIMS without providing IRA Financial a reasonable opportunity to review and comment thereon, which comments NIMS shall consider in good faith. If at any time prior to the Closing any event or circumstance relating to NIMS or IRA Financial or their respective officers, managers or directors is discovered by NIMS or IRA Financial, respectively, which, pursuant to the Exchange Act, must be set forth in an amendment or a supplement to the Information Statement, NIMS or IRA Financial, as applicable shall promptly inform the other. Each of NIMS and IRA Financial agrees to promptly correct any information provided by such party for use in the Information Statement which shall have become false or misleading. It is understood and agreed that any and all expenses with respect to any filings, documentation and related matters with respect to the above shall be the sole responsibility of NIMS, and neither IRA Financial nor the Equityholders shall be responsible for any such expenses or fees associated with such filings. Each of IRA Financial and NIMS shall provide sufficient materially correct and complete information regarding the foregoing matters to enable NIMS to file the Information Statement or any filings required by Section 14(f) or 14(c) of the Exchange Act and Rule 14f-1 and 14c-101 promulgated thereunder.

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Section 6.02 Change of Control Notice. As promptly as practicable after the date hereof, IRA Financial shall prepare a notice of change in control (the “Change of Control Notice”) and file such Change of Control Notice with the Division of Banking, as well as prepare and file with the Division of Banking any supplemental information as may be requested by the Division of Banking after the Change of Control Notice is filed, in each case as required by applicable Legal Requirements. Each of IRA Financial and NIMS shall furnish all information concerning each other as IRA Financial, IRA Trust and NIMS may reasonably request in connection with the preparation of the Change of Control Notice. IRA Financial shall use reasonable best efforts to obtain the Division of Banking’s approval of the change in control of IRA Trust as contemplated by the Change of Control Notice, the Exchange and the transactions contemplated by the Agreement. Subject to Section 6.06, it is understood and agreed that any and all expenses with respect to any filings, documentation and related matters with respect to the Change of Control Notice shall be the sole responsibility of IRA Financial and the Equityholders, and NIMS shall not be responsible for any such expenses or fees associated with such filings.

Section 6.03 Access to Information. Subject to the Confidentiality Agreement, to the extent permitted by applicable Legal Requirements, each of IRA Financial and NIMS shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during normal business hours during the period prior to the Closing Date to all their respective properties, books, contracts, commitments, personnel and records and, during such period, to the extent permitted by applicable Legal Requirements, each of IRA Financial and NIMS shall, and shall cause each of its Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational and regulatory matters and the general status of its ongoing operations, (ii) advise the other party of any change or event that has had or could reasonably be expected to cause a breach of any representation, warranty or covenant of such party, and (iii) furnish promptly all other information concerning its business, properties and personnel, in each case as such other party may reasonably request; provided, however, that no actions shall be taken pursuant to Section 6.03 that would create a risk of loss or waiver of the attorney/client privilege.

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Section 6.04 Regulatory Matters; Reasonable Best Efforts.

(a) Regulatory Approvals. Each party hereto shall cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all approvals and authorizations of all Governmental Entities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Exchange and the other transactions contemplated by this Agreement. IRA Financial shall have the right to review and approve in advance all characterizations of the information relating to IRA Financial, on the one hand, and NIMS shall have the right to review and approve in advance all characterizations of the information relating to NIMS, on the other hand, in either case, that appear in any application, notice, petition or filing made in connection with the Exchange or the other transactions contemplated by this Agreement with any Governmental Entity. IRA Financial and NIMS agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Entities.

(b) Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Legal Requirements) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Exchange and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents or waivers from third parties and Governmental Entities, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iii) causing the effectuation and consummation of the Preferred Stock Conversion, the Debt Exchange and the Equity Financing, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.04(b) shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.01 so long as such party has up to then complied in all material respects with its obligations under this Section 6.04(b), (ii) require any party to offer, accept or agree to (A) dispose or hold separate any part of its businesses, operations, assets or product lines, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, such party or any of its Affiliates may carry on business in any part of the world or (D) pay any consideration (other than ordinary course filing, application or similar fees and charges) to obtain any approval, consent or waiver from a third party necessary, proper or advisable to consummate the transactions contemplated hereby, including the Exchange or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated hereby, including the Exchange, as violative of any antitrust law.

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Section 6.05 Indemnification, Exculpation and Insurance.

(a) Each of NIMS, IRA Trust and IRAFG agrees that, to the fullest extent permitted under applicable Legal Requirements, all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date now existing in favor of the current or former managers, directors and officers of such entity, or any person who comes to serve in such capacity prior to the Closing Date, as provided in such entity’s articles or certificate of incorporation, by-laws, limited liability company agreement or other equivalent organic documents or other agreements providing indemnification, advancement or exculpation to such persons in their capacities as such shall survive the Exchange and shall continue in full force and effect in accordance with their respective terms, and no such provision in any articles or certificate of incorporation, by-laws (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Closing Date. From and after the Closing Date, NIMS shall honor and perform, and cause each of IRA Trust and IRAFG to perform, in accordance with their respective terms, each of the covenants contained in this Section 6.05 without limit as to time.

(b) For six years after the Closing Date, NIMS shall maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by IRAFG and IRA Trust covering acts or omissions occurring on or prior to the Closing Date with respect to those persons who are currently covered by their respective directors’ and officers’ (or equivalent) liability insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of this Agreement; provided that the annual cost thereof shall not exceed 300% of the annual cost of such policies as of the date hereof. If such no less favorable insurance coverage cannot be maintained for such cost, NIMS shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost. Prior to the Closing Date, IRA Financial may, with NIMS’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, purchase a six-year tail prepaid policy on terms and conditions no less advantageous to the IRA Financial Indemnified Parties, or any other person entitled to the benefit of Section 6.05(a) and (b), as applicable, than the existing directors’ and officers’ liability insurance maintained by IRA Financial, covering without limitation the transactions contemplated hereby; provided that the aggregate cost thereof shall not exceed 300% of the annual cost of the directors’ and officers’ liability insurance maintained by IRA Financial as of the date hereof. If such tail prepaid policy has been obtained by IRA Financial prior to the Closing Date, it shall satisfy the obligations set forth in the first two sentences of this paragraph (b) and NIMS shall, after the Closing Date, maintain such policy in full force and effect, for its full term, and continue to honor its obligations thereunder.

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(c) From and after the Closing Date, subject to applicable Legal Requirements, NIMS will or will cause IRAFG and IRA Trust to indemnify and hold harmless each present manager, director and officer of IRAFG and IRA Trust, as applicable, (in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such a manager, director or officer between the date hereof and the Closing Date (collectively, the “IRA Financial Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Legal Requirements (and NIMS will or will cause IRAFG and IRA Trust to also advance expenses (including reasonable attorneys’ fees, costs and expenses) as incurred to the fullest extent permitted under applicable Legal Requirements; provided that if required by applicable Legal Requirements the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); and provided, further, that any determination as to whether a IRA Financial Indemnified Party is entitled to indemnification or advancement of expenses hereunder pursuant to applicable Legal Requirements shall be made by independent counsel jointly selected by NIMS and such IRA Financial Indemnified Party.

(d) At or prior to the Closing Date, NIMS shall obtain, and shall thereafter maintain, at NIMS’s expense, a directors and officers runoff (or “tail”) liability insurance policy for NIMS for a period of six (6) years immediately following the Closing Date, covering acts or omissions occurring on or prior to the Closing Date with respect to those persons who are currently covered by NIMS’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and in amounts no less favorable than those set forth in such policy in effect on the date of this Agreement; provided that the annual cost thereof shall not exceed 300% of the annual cost of such policies as of the date hereof. If such no less favorable insurance coverage cannot be maintained for such cost, NIMS shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost.

(e) The obligations of NIMS under this Section 6.05 shall not be terminated or modified by NIMS in a manner so as to adversely affect any IRA Financial Indemnified Party, any NIMS Indemnified Party, or any other person entitled to the benefit of Section 6.05(a), (b), (c) or (d), as the case may be, to whom this Section 6.05 applies without the consent of the affected IRA Financial Indemnified Party, or such other person, as the case may be (collectively, the “Indemnified Parties”). If NIMS or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or Exchange or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of NIMS shall assume all of the obligations of NIMS set forth in this Section 6.05.

(f) The provisions of Section 6.05 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement, exculpation or contribution that any such person may have by contract or otherwise.

Section 6.06 Fees and Expenses. If the Exchange is consummated, NIMS shall pay all fees and expenses incurred by all of the parties to this Agreement in connection with the Exchange, this Agreement and the transactions contemplated by this Agreement. If the Exchange is not consummated, all fees and expenses incurred in connection with the Exchange, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

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Section 6.07 Public Announcements. IRA Financial and NIMS will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Exchange, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party, after consultation with counsel, determines is required by applicable Legal Requirements.

Section 6.08 Shareholder Litigation. Each of IRA Financial and NIMS shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against IRA Financial or NIMS, as applicable, or any of their respective managers, directors or officers relating to the transactions contemplated by this Agreement. Neither party shall settle any such litigation without the prior consent of the other party, not to be unreasonably withheld, conditioned or delayed.

Section 6.09 Tax-Free Reorganization Treatment. For United States federal income tax purposes, the parties to this Agreement intend that the Exchange with respect to the IRA Trust Equity shall qualify as a reorganization under Section 368(a) of the Code and that the Exchange with respect to the IRA Equity shall qualify as transfers described in Section 351(a) of the Code, and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code, and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize such intended tax treatment. Each party to this Agreement will report the Exchange consistent with such intended tax treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its return for the taxable year of the Exchange.

Section 6.10 Designation of Series A-1 Preferred. On or prior to the Closing Date, the NIMS Board shall take such action as required to approve, and NIMS shall file with the Department of State of the State of Florida, articles of amendment to NIMS’ Articles of Incorporation (the “Series A-1 Preferred Designation”), designating a new class of NIMS Preferred Stock as Series A-1 Preferred (“Series A-1 Preferred”), containing those terms set forth on Exhibit B and such other terms as NIMS and the Majority Equityholder shall mutually and reasonably agree. As soon as practicable following the Closing Date, NIMS shall take all actions necessary to cause the Common Stock Charter Amendment to become effective.

Section 6.11 NIMS Shareholder Approval. On or prior to the tenth (10th) day immediately following the date hereof, NIMS shall deliver to the Majority Equityholder a true and correct copy of a duly executed written consent, in form and substance reasonably satisfactory to the Majority Equityholder, duly executed by holders of not less than a majority of the voting power of NIMS Common Stock, pursuant to which such holders shall have approved the Charter Amendment (the “NIMS Shareholder Approval”).

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ARTICLE VII.
CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange is subject to the satisfaction or waiver by IRA Financial and NIMS on or prior to the Closing Date of the following conditions:

(a) Division Approval. The Change of Control Notice shall have been filed and the approval by the Division of Banking of the Exchange and all the transactions contemplated by the Agreement shall have been obtained.

(b) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction preventing consummation of the Exchange or (ii) applicable federal or state Legal Requirements prohibiting consummation of the Exchange (collectively, “Restraints”) shall be in effect.

(c) Form 8-K. The Final Draft Form 8-K has been prepared and is capable of being filed immediately after the Closing (or the immediate next Business Day thereafter).

(d) Shareholder Approval. The NIMS Shareholder Approval shall have been obtained.

(e) Information Statement. The Information Statement (i) shall have been mailed to NIMS shareholders and (ii) at least twenty (20) days shall have elapsed since such mailing.

(f) 14f-1 Waiting Period. Not less than ten (10) days shall have elapsed since the date on which NIMS filed with the SEC disclosure setting forth the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder with respect to any Board Designee not serving on the NIMS Board as of the date hereof, and such Board Designees shall be eligible thereunder to be seated as members of the NIMS Board effective as of the Closing.

(g) Equity Financing. The Equity Financing shall have been consummated.

(h) Series A-1 Preferred Designation. The Series A-1 Preferred Designation shall have been approved by the NIMS Board, filed with the Department of State of Florida and become effective as of or prior to the Closing Date.

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Section 7.02 Conditions to Obligations of IRA Financial. The obligations of IRA Financial and the Equityholders to effect the Exchange is further subject to satisfaction at or prior to the Closing or waiver by IRA Financial of the following conditions:

(a) Representations and Warranties. The representations and warranties of NIMS set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except if made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not be material to NIMS and its Subsidiaries, taken as a whole; provided, however, that the representations and warranties set forth in Sections 4.01, 4.02, 4.03(a) and 4.05 shall be true and correct in all respects.

(b) Performance of Obligations of NIMS. NIMS shall have performed in all material respects all obligations required to be performed by it under this Agreement as of or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on NIMS.

(d) Charter Amendment. The Charter Amendment shall have been approved by the NIMS Board and shareholders of NIMS and filed with the Department of State of Florida and become effective as of or prior to the Closing Date.

(e) Executive Employment Agreement. NIMS shall have duly executed and delivered the Executive Employment Agreement.

(f) Preferred Stock Conversion. The Preferred Stock Conversion shall have been consummated.

(g) Debt Exchange. The Debt Exchange shall have been consummated.

(h) Directors. Each person who served as a director of NIMS immediately prior to the Closing shall have resigned in writing effective upon the Closing (other than any such person who is a NIMS Designee), each of the IRA Designees shall be have been duly appointed as a director of NIMS effective upon the Closing by the affirmative vote, prior to such resignations, of the NIMS Board to fill such vacancies on the NIMS Board.

(i) Related Party Transactions. Those Related Party transactions identified on Schedule B shall have been terminated, NIMS shall have been released from all obligations thereunder and evidence of such termination, in form and substance reasonably satisfactory to the Majority Equityholder, shall have been delivered to the Majority Equityholder.

(j) Closing Certificates. IRA Financial shall have received a certificate signed by an executive officer of NIMS, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Section 7.02(a) through (g) have been satisfied.

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(l) Lock-Up Agreements. Lock-Up Agreements shall have been executed and delivered by the holders of not less than 51.0 percent of the shares of NIMS Common Stock to be outstanding immediately following the Closing after giving effect to the Debt Exchange, the Equity Financing and the Preferred Stock Conversion.

Section 7.03 Conditions to Obligations of NIMS. The obligation of NIMS to effect the Exchange is further subject to satisfaction at or prior to the Closing or waiver by NIMS of the following conditions:

(a) Representations and Warranties. The representations and warranties of IRA Financial and the Equityholders set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except if made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not be material to IRA Financial; provided, however, that the representations and warranties set forth in Section 2.01, Section 2.02, Section 2.03(a), Section 3.01 and Section 3.02(a) shall be true and correct in all respects.

(b) Performance of Obligations of IRA Financial. IRA Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement as of or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on IRA Financial.

(d) Target Cash. IRA Financial shall have cash in its bank accounts (net of issued checks and pending debits) of not less than the Target Cash Amount.

(e) Closing Certificates. NIMS shall have received a certificate signed by the Equityholders and an executive officer of IRA Financial, dated the Closing Date, to the effect that, to the Equityholders and such officer’s knowledge, the conditions set forth in Section 7.03(a) through (d) have been satisfied.

Section 7.04 Frustration of Closing Conditions. Neither IRA Financial nor NIMS may rely on the failure of any condition set forth in Section 7.01, Section 7.02, or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Exchange and the other transactions contemplated by this Agreement, to the extent required by and subject to Section 6.04.

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ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the NIMS Shareholder Approval:

(a) by mutual written consent of IRAFG and NIMS;

(b) by either IRAFG or NIMS:

(i) if the Exchange shall not have been consummated by the four (4) month anniversary of the date of this Agreement, which date shall be automatically extended for a period of thirty (30) days if Closing shall not have occurred by such date solely as a result of the failure of one or more of the conditions set forth in Section 7.01(a), Section 7.01(e) or Section 7.01(f) to have been satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party that is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement.

(ii) if any Restraint having any of the effects set forth in Section 7.01(b) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used its reasonable best efforts to remove such Restraint; or

(c) by IRAFG, if NIMS shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), and (B) is incapable of being cured by NIMS or is not cured by NIMS within thirty (30) days following receipt of written notice from IRAFG of such breach or failure to perform;

(d) by NIMS, if IRA Financial shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth Section 7.03(a) or Section 7.03(b), and (B) is incapable of being cured by IRA Financial or is not cured by IRA Financial within thirty (30) days following receipt of written notice from NIMS of such breach or failure to perform; or

(e) by IRAFG, if the NIMS Shareholder Approval has not been obtained on or prior to the date set forth in Section 6.11; provided, that IRAFG shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, notwithstanding the failure of the NIMS Shareholder Approval to have been obtained on or prior to the date set forth in Section 6.11, the NIMS Shareholder Approval shall have been obtained prior to the termination by IRAFG of this Agreement pursuant to this Section 8.01(e).

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Section 8.02 Effect of Termination. In the event of termination of this Agreement by either NIMS or IRA Financial as provided in Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of the Equityholders. IRA Financial or NIMS, other than the provisions of Section 6.06 (Fees and Expenses), this Section 8.02 and ARTICLE IX, which provisions shall survive such termination, and except to the extent that such termination results from the knowing and intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its knowing and intentional material breach of this Agreement or Fraud; provided, however, that each party waives to the fullest extent permitted by law any right to or claim for any punitive, exemplary, special, multiple, speculative, or indirect damages, as well as damages for lost profits. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 8.03 Amendment. This Agreement may be amended by the parties at any time before or after the NIMS Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by applicable Legal Requirements requires further approval by the shareholders of NIMS without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver. At any time prior to the Closing Date, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX.
GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate on the Closing Date or, except as otherwise provided in Section 8.02, upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Section 6.05 (Indemnification, Exculpation and Insurance) and Section 6.06 (Fees and Expenses) and any other agreement in this Agreement which contemplates performance after the Closing Date shall survive the Closing Date indefinitely and those set forth in Section 6.06 (Fees and Expenses) and Section 8.02 (Effect of Termination) and this ARTICLE IX shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Closing Date.

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Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given as of the time of delivery if delivered personally, emailed prior to 5:00 p.m. Miami time on a Business Day, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to NIMS, to:

Non-Invasive Monitoring Systems, Inc.
4400 Biscayne Blvd
Miami, FL 33137

Attn:	Jane Hsiao, Chairman and Interim Chief Executive Officer
Email:	jhsiao@opko.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue
Suite 4400
Miami, FL 33131
Attention:	Robert L. Grossman, Esq.
Drew M. Altman, Esq.
Email:	grossmanb@gtlaw.com
altmand@gtlaw.com

if to IRA Financial, to:

1691 Michigan Ave
Suite 415
Miami Beach, FL 33139
Attention:	Adam Bergman
Email:	abergman@irafinancial.com

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
701 Brickell Ave, Suite 3300
Attention:	Ira Rosner
Email:	ira.rosner@hklaw.com

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Section 9.03 Definitions. For purposes of this Agreement:

(a) “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the combined 2017 net revenues or net income of IRA Trust and IRAFG, or NIMS and its Subsidiaries, as applicable, in each case taken as a whole, or 25% or more of the aggregate equity interests of IRA Financial or NIMS, as applicable, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the aggregate equity interests of IRA Financial or NIMS, as applicable, or any of their respective Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 25% or more of the aggregate equity interests or assets of IRA Financial or NIMS, as applicable, or any of their respective Subsidiaries, other than the transactions contemplated by this Agreement.

(b) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(c) “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Miami, Florida are authorized or required by Legal Requirements to close.

(d) “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation.

(e) “Common Stock Charter Amendment” means an amendment to the articles of incorporation of NIMS increasing the authorized shares of NIMS Common Stock such that the Exchange Shares shall, upon such amendment’s effectiveness, convert into NIMS Common Stock in accordance with their terms.

(f) “Confidentiality Agreement” means the confidentiality provision of that certain Term Sheet dated June 21, 2018 between IRA Financial and NIMS.

(g) “Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense.

(h) “Debt Exchange” means the issuance by NIMS of shares of NIMS Common Stock in full payment of all outstanding indebtedness for borrowed money of NIMS (together with the release of all liens and termination of all security agreements related thereto) and in respect of all rent payable to any Related Party, in each case pursuant to definitive agreements containing terms and conditions mutually approved by NIMS and the Majority Equityholder, such approval not to be unreasonably withheld, conditioned or delayed.

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(i) “Employee” means any current or former employee, consultant or director of IRA Trust, IRAFG or NIMS, as applicable, or any ERISA Affiliate of IRA Financial or NIMS, as applicable.

(j) “Employee Agreement” means each employment, severance, consulting, relocation, or other agreement or contract between IRA Financial or NIMS, as applicable, or any ERISA Affiliate of IRA Financial or NIMS, as applicable and any Employee of IRA Financial or NIMS, as applicable, under which IRA Financial or NIMS, as applicable, or any ERISA Affiliate of IRA Financial or NIMS, as applicable has a current material obligation (other than those agreements, contracts or understandings that are terminable by IRA Financial or NIMS, as applicable, or any ERISA Affiliate of IRA Financial or NIMS, as applicable, on no more than ninety (90) days’ notice without material liability or financial obligation to IRA Financial or NIMS, as applicable, or any ERISA Affiliate of IRA Financial or NIMS, as applicable).

(k) “Employee Plan” means any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by IRA Financial or NIMS, as applicable, or any ERISA Affiliate of IRA Financial or NIMS, as applicable, for the benefit of any Employee of IRA Financial or NIMS, as applicable, or with respect to which IRA Financial or NIMS, as applicable, or any ERISA Affiliate of IRA Financial or NIMS, as applicable, has or may have any actual or contingent liability or obligation. For the avoidance of doubt any Individual Retirement Account, 401(k) plan or other qualified retirement plan that IRA Financial is the custodian or third party administrator, solely for the benefit of customers of IRA Financial, and under which no Employee of IRA Financial or any ERISA Affiliate of IRA Financial participates in or benefits under, is excluded from the term Employee Plan.

(l) “Environmental Laws” means any and all Legal Requirements and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment, including Legal Requirements and Permits relating to noise levels, or to the management, release or threatened release of Hazardous Materials.

(m) “Equity Financing” means the issuance by NIMS of shares of NIMS Common Stock resulting in the receipt by NIMS of net cash proceeds of not less than $1.25 million pursuant to definitive agreements containing terms and conditions approved by NIMS and the Majority Equityholder, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that the issuance of more than $1.25 million of NIMS Common Stock or other Equity Interests shall be subject to the prior written consent of the Majority Equityholder, which consent may be withheld in his sole and absolute discretion.

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(n) “Equity Interest” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (iv) Contracts, commitments, and agreements relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

(o) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p) “ERISA Affiliate” means each Subsidiary of IRA Financial or NIMS, as applicable, and any other person or entity under common control with IRA Financial or NIMS, as applicable, or any of their respective Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA and the regulations issued thereunder.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(r) “Exchange Shares” means shares of Series A-1 Preferred, which, upon issuance thereof on the Closing Date, are convertible (or shall be convertible after satisfaction of the conditions contained in the Series A-1 Preferred Designation) into an aggregate amount of shares of NIMS Common Stock equal to 85% of the then fully-diluted outstanding shares of NIMS Common Stock after giving effect to (i) such issuance and (ii) the issuance of NIMS Common Stock issued in respect of the Equity Financing (excluding shares of NIMS Common Stock issued with respect to aggregate gross proceeds from the Equity Financing in excess of $1.25 million), the Preferred Stock Conversion and the Debt Exchange.

(s) “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

(t) “Fraud” means an act, committed by a party hereto, with intent to deceive another party hereto and requires (i) a false representation made in Article II, Article III, Article IV or the certificates delivered pursuant to Section 7.02(k) (in the case of IRA Financial or the Equityholders), or the certificates delivered pursuant to Section 7.03(e) (in the case of NIMS), (ii) with actual knowledge that such representation is false, (iii) with an intention to induce the party(ies) to whom such representation is made to act or refrain from acting in reliance upon it, (iv) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action, and (v) causing such party to suffer loss by reason of such reliance; provided, however, that for the avoidance of doubt, “Fraud” shall not include constructive or equitable fraud.

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(u) “GAAP” means United States generally accepted accounting principles

(v) “Governmental Entity” means a supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, any self-regulatory organization, including but not limited to FINRA, and any stock exchange or market place upon which NIMS equity securities are listed for trading or quoted.

(w) “Hazardous Material” means any chemical or substance that has been defined or listed by any Governmental Entity as “radioactive”, “toxic”, “hazardous” or a “pollutant” pursuant to applicable Environmental Laws, but excluding office and janitorial supplies properly and safely maintained.

(x) “Intellectual Property” means any or all of the following and all rights therein, arising therefrom, or associated therewith: (A) all patents and applications therefor anywhere in the world (whether national, international or otherwise) and including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all trade secrets and proprietary information; (C) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world.

(y) “IP Contract” means, with respect to either IRA Trust, IRAFG or NIMS, any Contract to which such person or any of its Subsidiaries is a party and pursuant to which (A) such person or any of its Subsidiaries has granted a license (including any sublicense) under IRA Financial Intellectual Property or NIMS Intellectual Property, as applicable, to any third Person, or any option with respect thereto or (B) any third Person has granted a license (including any sublicense) to such person or any its Subsidiaries under any IRA Financial Intellectual Property or NIMS Intellectual Property, as applicable; provided that IP Contracts shall not include (I) “shrink wrap” and similar off-the-shelf software licenses or other intellectual property licenses available on commercially reasonable terms, (II) other agreements and licenses ancillary to the purchase or use of equipment, components or other materials, (III) agreements with consultants, contractors or vendors providing services to IRA Financial or NIMS, respectively, or (IV) agreements formed pursuant to one of the either IRA Financial’s or NIMS’s, as applicable, standard contracts (or in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, one of such forms).

(z) “IRA Financial Disclosure Letter” means the schedule dated as of the date of this Agreement and delivered to NIMS by IRA Financial concurrently with the execution and delivery of this Agreement.

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(aa) “IRA Financial Employee” means an Employee of either IRA Trust or IRAFG, as applicable, or any of their respective ERISA Affiliates.

(bb) “IRA Financial Employee Agreement” means an Employee Agreement of either IRA Trust or IRAFG, as applicable, or any of their respective ERISA Affiliates.

(cc) “IRA Financial Employee Plan” means an Employee Plan maintained by either IRA Trust or IRAFG, as applicable.

(dd) “IRA Financial Intellectual Property” means any Intellectual Property that either IRA Trust or IRAFG has valid rights to use for the application(s) for which such Intellectual Property is used in the IRA Financial Business.

(ee) “IRA Financial IP Contract” means any IP Contract of either IRA Trust or IRAFG, as applicable.

(ff) “IRA Financial Material Contract” means any Material Contract of either IRA Trust or IRAFG, as applicable.

(gg) “IRA Financial Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, either IRA Trust or IRAFG, as applicable.

(hh) “IRAFG Business” means acting as a facilitator and administrator for alternative assets held in self-directed investment retirement accounts.

(ii) “IRA Trust Business” means acting as a custodian for alternative assets held in self-directed investment retirement accounts, and together with the IRAFG Business, the “IRA Financial Business”.

(jj) “IRS” means the United States Internal Revenue Service, or any successor entity thereto.

(kk) “Knowledge” means (i) with respect to IRA Trust and IRAFG, the knowledge of the persons listed in Section 9.03 of the IRA Financial Disclosure Letter, and (ii) with respect to NIMS, the knowledge of the persons listed in Section 9.03 of the NIMS Disclosure Letter, in each case including knowledge that any such person would have had if such person had conducted a reasonable inquiry with respect to the subject matter thereof.

(ll) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(mm) “Liens” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

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(nn) “Lock-Up Agreement” has the meaning set forth in the preamble to this Agreement.

(oo) “Material Adverse Effect” means, when used in connection with IRA Financial or NIMS, as the case may be, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, assets, properties, financial condition or results of operations of such person and its Subsidiaries taken as a whole but excluding any of the foregoing resulting from (A) changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the applicable person and its Subsidiaries, taken as a whole, as compared to similarly situated persons), (B) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting any of the segments of the industry in which the applicable person or any of its Subsidiaries operates (in each case, to the extent not disproportionately affecting the applicable person and its Subsidiaries, taken as a whole, as compared to similarly situated persons), or (C) changes in such Person’s relationships with employees, customers, distributors, suppliers, vendors, licensors or other business partners as a result of the announcement or pendency of this Agreement or the anticipated consummation of the Exchange and the other transactions contemplated by this Agreement, or (ii) that prevents or materially delays such person from performing its material obligations under this Agreement or consummation of the transactions contemplated hereby.

(pp) Material Contracts. For purposes of this Agreement, “Material Contract” shall mean, with respect to IRA Financial or NIMS, as applicable:

(i) any Contract granting any exclusive distribution rights with respect to NIMS Products, which may not be terminated by such Person without penalty upon notice of ninety (90) days or less;

(ii) any Contract relating to or evidencing indebtedness of such Person, including mortgages, other grants of security interests, guarantees or notes;

(iii) any Contract pursuant to which such Person has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any other Person;

(iv) any Contract with any Governmental Entity;

(v) any Contract with any Related Party of such Person;

(vi) any Employee Agreements;

(vii) any Employee Plans;

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(viii) any Contract that limits, or purports to limit, in any material respect, the right of such Person to engage in any line of business or with any other Person or in any geographic area or during any period of time, or that restricts the right of such Person to sell to or purchase from any other Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights with respect to purchases by such other party of NIMS Products, as applicable;

(ix) any Contract pursuant to which such Person is the lessee or lessor of, or holds, uses, or makes available for use to any other Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $100,000;

(x) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $100,000;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of such Person or any predecessor Person, other than indemnification provisions for Contracts entered into in the ordinary course of business;

(xii) any Contract, which (A) relates in whole or in part to any Intellectual Property and (B) is material to the operation of the business of such Person;

(xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to such Person;

(xiv) any Contract with any labor union;

(xv) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, such Person;

(xvi) any Contract relating to settlement of any administrative or judicial proceedings within the past five (5) years;

(xvii) any Contract that is (or would be if the party were subject to the reporting requirements under the Exchange Act) a material contract (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xviii) any other Contract, whether or not made in the ordinary course of business that (x) involves a future or potential liability or receivable, as the case may be, in excess of $100,000 over the current Contract term, (y) has a term greater than one year and may not be terminated by such Person without penalty upon notice of thirty (30) days or less, or (z) might result in payments to such Person in excess of $100,000.

(qq) “Multiemployer Plan” means any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

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(rr) “Nasdaq” means the Nasdaq Stock Market.

(ss) “NIMS Business” means the research, development, manufacture, marketing and sale of NIMS Products as conducted as of the date hereof.

(tt) “NIMS Common Stock” means the common stock of NIMS, par value $0.01 per share.

(uu) “NIMS Disclosure Letter” means the schedule dated the date of this Agreement and delivered to IRA Financial and the Equityholders by NIMS concurrently with the execution and delivery of this Agreement.

(vv) “NIMS Employee” means an Employee of NIMS or any of its ERISA Affiliates.

(ww) “NIMS Employee Agreement” means an Employee Agreement of NIMS or any of its ERISA Affiliates.

(xx) “NIMS Employee Plan” means an Employee Plan maintained by NIMS or its Subsidiaries.

(yy) “NIMS Intellectual Property” means any Intellectual Property that NIMS or any of its Subsidiaries has valid rights to use for the application(s) for which such Intellectual Property is used in the NIMS Business.

(zz) “NIMS IP Contract” means any IP Contract of NIMS or its Subsidiaries.

(aaa) “NIMS Material Contract” means any Material Contract of NIMS or its Subsidiaries.

(bbb) “NIMS Products” means (a) any product marketed by NIMS as of the date hereof and (b) any derivative thereof or modification of the products described in (a) or other therapeutic acceleration products, in each case that are under development by NIMS as of the date hereof.

(ccc) “NIMS Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, NIMS or any of its Subsidiaries.

(ddd) “Pension Plan” means each Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(eee) “Permits” means all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals.

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(fff) “Permitted Lien” means (i) restrictions imposed by applicable securities laws and (ii) (A) Liens for Taxes and other similar governmental charges and assessments which are not yet delinquent or Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (B) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (C) undetermined or inchoate Liens existing as of the Closing Date and any statutory Liens existing as of the Closing Date and claimed or held by any Governmental Entity that have not at the time been filed or registered against title to the assets of IRA Financial, NIMS or any of their respective Subsidiaries or that are related to obligations that are not due or delinquent, (D) security given in the ordinary course of business as of the Closing Date to any public utility or Governmental Entity, (E) Liens imposed on the underlying fee interest in IRA Financial Leased Real Property or NIMS Leased Real Property, as applicable (unless caused by IRA Financial, NIMS or any of their respective Subsidiaries), (F) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the leased real property which are not violated by the current use and operation thereof, (H) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the IRA Financial Leased Real Property or NIMS Leased Real Property, as applicable, which do not materially impair the occupancy or use of thereof for the purposes for which it is currently used in connection with IRA Financial’s or NIMS’s business, and (I) Liens that do not materially interfere with the use or operation of the property subject thereto.

(ggg) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(hhh) “Preferred Stock Conversion” means the conversion, redemption or exchange of all outstanding shares of NIMS Preferred Stock (other than the Series B Preferred Stock and the Series A-1 Preferred) into or for shares of NIMS Common Stock pursuant to definitive agreements containing terms and conditions mutually approved by NIMS and the Majority Equityholder.

(iii) “Registered Intellectual Property” means any and all of the following anywhere in the world: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks (including intent-to-use applications); (C) registered copyrights and applications for copyright registration; and (D) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

(jjj) “Related Party” means (a) with respect to any Person that is not an individual, (i) any Affiliate of such Person, (ii) any Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), and (iii) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), and (b) with respect to any Person that is an individual (i) each other member of such individual’s immediate family and (ii) any Person with respect to which such Person serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

(kkk) “SEC” means the Securities Exchange Commission, or any successor entity thereto.

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(lll) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(mmm) “Subsidiary,” when used with respect to any party, means any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(nnn) “Target Cash Amount” means $800,000.

(ooo) “Tax” or, collectively, “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(ppp) “Tax Returns” means all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including amendments thereto and schedules thereof.

Section 9.04 Interpretation and Other Matters.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

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(c) Each of NIMS and IRA Financial has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Disclosure Letter need not be set forth in any other section of the Disclosure Letter so long as its relevance to the latter section of the Disclosure Letter is readily apparent on the face of the information disclosed in the Disclosure Letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement, that such information is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.05 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties. Facsimile or other electronically transmitted signatures, including by e-mail attachment, shall be deemed originals for all purposes of this Agreement.

Section 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Section 6.05 (which shall be enforceable by the Indemnified Parties and such other persons who are entitled to the benefit of Section 6.05(a), (b), (c) or (d), as the case may be), are not intended to confer upon any Person other than the parties any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 9.07 Representations. Each party hereto agrees that, except for the representations and warranties contained in Article II, Article III and Article IV of this Agreement, neither IRA Financial, NIMS or any Equityholder makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, including the Exchange, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of the parties agrees that none of the other parties makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of such party or the future business, operations or affairs of such party heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it with respect to such party or the business, operations or affairs of such party, except to the extent and as expressly covered by a representation and warranty made in this Agreement. Each party hereto further agrees that the investigations and inquiries made by or on behalf of itself in connection with this Agreement were intended to provide such party with the comfort necessary for it to enter into this Agreement but shall not limit or affect the representations and warranties of the other parties set forth herein or relieve such other parties from any of their respective obligations or liabilities in respect thereof.

Section 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.10 Enforcement.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Florida, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the federal and state courts located in Miami, Florida, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

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(c) Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 9.02 shall be effective service of process for any action, suit or proceeding brought against it, provided, however, that nothing contained in the foregoing clause shall affect the right of any party to serve legal process in any other manner permitted by applicable Legal Requirements.

Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Legal Requirements in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.12 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NON-INVASIVE MONITORING SYSTEMS, INC.

By:	/s/ Jane Hsiao
Name:	Jane Hsiao
Title:	Interim Chief Executive Officer

IRA FINANCIAL TRUST COMPANY

By:	/s/ Adam Bergman
Name:	Adam Bergman
Title:	CEO

IRA FINANCIAL GROUP LLC

By:	/s/ Adam Bergman
Name:	Adam Bergman
Title:	CEO

EQUITYHOLDERS

/s/ Adam Bergman
Adam Bergman

/s/ Fred Horner
Fred Horner

[Signature Page to Equity Exchange Agreement]